UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FREEPORT-McMoRan COPPER & GOLD INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
July 10, 2007

June 5, 2007

Date:	Tuesday, July 10, 2007

Time:	10:00 a.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

Purpose:	• To elect sixteen directors

• To ratify the appointment of our independent auditors

• To adopt amendments to the 2006 Stock Incentive Plan

• To transact such other business as may properly come before the meeting.

Record Date:	Close of business on May 25, 2007.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.

DOUGLAS N. CURRAULT II
Secretary

Information about Attending the Annual Meeting

If you plan to attend the meeting, please bring the following:

1. Proper identification.

2. Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date or (b) an account statement showing that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

Post-Meeting Report of the Annual Meeting

A post-meeting report summarizing the proceedings of the meeting will be available on our web site at www.fcx.com within 10 days following the meeting. A copy of the report will be mailed at no charge to any stockholder requesting it.

FREEPORT-McMoRan COPPER & GOLD INC.

One North Central Avenue
Phoenix, Arizona 85004

These proxy materials are being mailed to stockholders on or about June 5, 2007.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Freeport-McMoRan Copper & Gold Inc. for use at our Annual Meeting of Stockholders to be held on July 10, 2007, and at any adjournments (the meeting).

Who Can Vote

Each share of our common stock that you held on the record date entitles you to one vote at the meeting. On the record date, there were 381,461,210 shares of our common stock outstanding.

Voting Rights

The inspector of election will count votes cast at the meeting. In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares voted. In contested elections where the number of nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of shares voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws. Abstentions as to all such matters to come before the meeting will be counted as votes against those matters.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.” Broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Quorum

A quorum at the meeting is a majority of our common stock entitled to vote present in person or represented by proxy. The person whom we appoint to act as inspector of election will determine whether a quorum exists. Shares of Company Stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

The board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

How to Vote By Proxy.  If your shares are registered in your name, there are two ways to vote your proxy: by internet or by mail. Your internet vote authorizes James R. Moffett, Richard C. Adkerson or Kathleen L. Quirk and any of them, as proxies, each with the power to appoint his or her substitute, to represent and vote your shares in the same manner as if you marked, signed and returned your proxy form by mail.

•	Vote by Internet — http://www.ivselection.com/freeport

•	Use the internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on July 9, 2007.

•	Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot.

•	Vote by Mail

•	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the meeting. If you vote by internet, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other institution), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other institution to determine whether you will be able to vote electronically using the internet or the telephone.

How Proxies Will Be Voted.  If you properly return a proxy as specified above, your stock will be voted as you specify. If you make no specifications, your proxy will follow the board of directors’ recommendations and will be voted:

•	FOR the proposed director nominees,

•	FOR the ratification of the appointment of the independent auditors, and

•	FOR the adoption of the amendments to the 2006 Stock Incentive Plan.

We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy.  If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Inc., 17 State Street, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $10,000 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., One North Central Avenue, Phoenix, Arizona 85004 by February 5, 2008.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by March 12, 2008, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our Corporate Secretary, or access our by-laws on our web site at http://www.fcx.com/aboutus/bylaws.htm. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

Corporate Governance

Corporate Governance Guidelines; Ethics and Business Conduct Policy

Our corporate governance guidelines are available at http://www.fcx.com/aboutus/corpgov-guide.htm, and our ethics and business conduct policy is available at http://www.fcx.com/aboutus/ethics.htm and both are available in print upon request. We intend to post promptly on that web site amendments to or waivers, if any, from our ethics and business conduct policy made with respect to any of our directors and executive officers.

Board Structure and Committee Composition

As of the date of this proxy statement, our board consists of sixteen members. We also have one director emeritus. The director emeritus does not vote. Our board held eight meetings during 2006, consisting of five regularly-scheduled meetings and three special meetings. In accordance with our corporate governance guidelines, non-management directors met in executive session at the end of each regularly-scheduled board meeting. The chair of executive session meetings rotates among the chairpersons of the four standing committees (discussed below), except as the non-management directors may otherwise determine for a specific meeting.

Our board has four standing committees: an audit committee, a corporate personnel committee, a nominating and corporate governance committee, and a public policy committee. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our web site at www.fcx.com and are available in print upon request. During 2006, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings. Directors are invited but not required to attend annual meetings of our stockholders. None of the directors attended the 2006 annual meeting of stockholders.

		Meetings
Audit Committee Members	Functions of the Committee	in 2006

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr. Jon C. Madonna Stephen H. Siegele	• please refer to the audit committee report and the charter of the audit committee	5

Corporate Personnel		Meetings
Committee Members	Functions of the Committee	in 2006

H. Devon Graham, Jr., Chairman Robert J. Allison, Jr. Bobby Lee Lackey J. Taylor Wharton	• determines the compensation of our executive officers	4
	• administers our annual incentive, long-term incentive, and stock incentive plans
	• please also refer to the corporate personnel committee procedures

Nominating and Corporate Governance		Meetings
Committee Members	Functions of the Committee	in 2006

Robert J. Allison, Jr., Chairman Robert A. Day Gerald J. Ford	• nominates individuals to stand for election or re-election as directors	3
	• considers recommendations by our stockholders of potential nominees for election as directors
	• conducts annual board and committee evaluations
	• makes recommendations to our board concerning the structure of our board and corporate governance matters
	• oversees the form and amount of director compensation

Public Policy		Meetings
Committee Members	Functions of the Committee	in 2006

J. Taylor Wharton, Chairman Robert J. Allison, Jr. J. Bennett Johnston Charles C. Krulak Bobby Lee Lackey Dustan E. McCoy Gabrielle K. McDonald B. M. Rankin, Jr. J. Stapleton Roy Stephen H. Siegele	• oversees our compliance programs relating to our social, employment and human rights policies	3
	• oversees our governmental and community relationships and information programs
	• oversees our safety and environmental programs
	• oversees our charitable and philanthropic contributions

Corporate Personnel Committee Procedures

The corporate personnel committee has the sole authority to set annual compensation amounts and annual and long-term incentive plan criteria for executive officers, evaluate the performance of the executive officers, and make awards to executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to an executive officer. The committee annually recommends to the board the slate of officers for the company and periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions. The committee also periodically evaluates the performance of our executive officers.

To the extent stock options or other equity awards are granted in a given year, the committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. Each August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, this meeting is scheduled approximately five months in advance, and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. In January 2007, the committee formally approved a written policy stating that it will approve all regular annual equity awards at its first or second meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade.

The terms of our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934. Our current equity grant policy provides that each of the chairman of the board and the chief executive officer of the company has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may be related to more than 20,000 shares of common stock;

•	Such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	The officer must report any such grants to the committee at its next meeting.

In prior years, the committee has engaged Mercer Human Resource Consulting, an independent executive compensation consultant, to advise the committee on matters related to executive compensation. In January 2007, however, Mercer’s office providing services to the committee advised that it would no longer provide consulting services to the committee with respect to executive compensation. The committee plans to retain a new compensation advisor in 2007, which will continue to be separate from the consultants advising the company’s management on compensation matters. Please refer to the “Compensation Discussion and Analysis” for more information.

Board and Committee Independence and Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Allison, Day, Ford, Graham, Krulak, Lackey, Madonna, McCoy, Siegele and Wharton has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which comply with the New York Stock Exchange (NYSE) director independence standards as currently in effect. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee made a recommendation to the board that ten directors be considered independent, which the board approved.

Further, the board has determined that each of the members of the audit, corporate personnel, and nominating and corporate governance committees has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which adopt the statutory and NYSE independence standards applicable to audit committee members. In addition, the board has determined that each of the following members of the audit committee — Messrs. Day, Ford, Graham and Madonna — qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (the SEC).

Consideration of Director Nominees

In evaluating nominees for membership on the board, the nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The committee evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

Our nominating and corporate governance committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

As stated above, the nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., One North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than March 12, 2008. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2008 annual meeting or 10 days following the public announcement of the date of the 2008 annual meeting. Any stockholder submitting a nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., One North Central Avenue, Phoenix, Arizona 85004.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-management directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Copper & Gold Inc., Attn: Board of Directors or the name of the individual director or directors, One North Central Avenue, Phoenix, Arizona 85004. The company will forward the stockholder’s communication to the appropriate directors.

Compensation Committee Interlocks and Insider Participation

The current members of our corporate personnel committee are Messrs. Allison, Graham, Lackey and Wharton. In 2006 none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our corporate personnel committee.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties to the company as well as the skill-level required by the company to be an effective member of the board. The form and amount of director compensation is reviewed by the nominating and corporate governance committee, which makes recommendations to the full board.

Cash Compensation

Each non-management director receives an annual fee of $40,000. Committee chairs receive an additional annual fee as follows: audit committee, $15,000; corporate personnel committee and public policy committee, $10,000; and nominating and corporate governance committee, $5,000. Each non-management director receives a fee of $1,500 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Each management director also receives a fee of $1,500 for attending each board meeting. The compensation of each of Messrs. Moffett and Adkerson is reflected in the “Summary Compensation Table” below.

Equity-Based Compensation

Non-management directors also receive equity-based compensation under the 2004 Director Compensation Plan (the 2004 Plan). Pursuant to the plan, on June 1st of each year, each non-management director receives a grant of options to acquire 10,000 shares of our common stock and 2,000 restricted stock units. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The restricted stock units also vest ratably over the first four anniversaries of the grant date. In accordance with the 2004 Plan, each of Messrs. Graham, Johnston, Roy and Wharton elected to defer 100% of his 2006 grant of restricted stock units to be paid out in installments after separation from service.

The 2004 Plan provides that participants may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on such date. The 2004 Plan further provides that participants may elect to defer all or a portion of their annual fee and meeting fees, and that such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. Each of Messrs. Allison, Ford, Johnston and Siegele elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee, and Mr. Roy elected to receive an equivalent number of shares of our common stock in lieu of 50% of his annual fee. In addition, Mr. Johnston deferred receipt of 100% of his meeting fees and Mr. Roy deferred 50% of his annual fee and 100% of his meeting fees to be paid out in installments after separation from service.

With the exception of Mr. Siegele, who was elected to the board in August 2006, and Messrs. Krulak, Madonna and McCoy, who were elected in March 2007, on June 1, 2006, each non-management director was granted an option to purchase 10,000 shares of our common stock at a grant price of $54.775, and 2,000 restricted stock units under the 2004 Plan. On August 1, 2006, the date of his election to the board, Mr. Siegele was granted an option to purchase 10,000 shares of our common stock at a grant price of $54.285, and 2,000 restricted stock units under the 2004 Plan.

Retirement Plan for Non-Management Directors

We have a retirement plan for the benefit of our non-management directors who reach age 65. Under the retirement plan, an eligible director will be entitled to an annual benefit equal to a percentage of the standard portion of our annual directors’ fee at the time of his or her retirement. The percentage, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-management director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board of directors, will receive upon retirement from our board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.

Matching Gifts Program

The Freeport-McMoRan Foundation (the Foundation), administers a matching gifts program which is available to our directors, officers, employees, full-time consultants and retirees. Under the program, the Foundation will match a participant’s gifts to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. The Foundation double matches gifts by a director not in excess of $1,000 to an individual eligible institution. The annual amount of our matching gifts for any director may not exceed $40,000.

Director Stock Ownership Guidelines

In January 2006, the corporate personnel committee adopted stock ownership guidelines applicable to our directors, which will be phased in over a period of four years. Under the guidelines, each non-management director is encouraged to maintain ownership of company stock valued at five times his or her annual retainer. For purposes of the guidelines, the stock value is calculated annually based on the one-year and five-year trailing average monthly stock price. Shares of common stock currently owned by the directors are counted for purposes of the stock ownership guidelines, as are shares held in individual retirement accounts, shares issuable upon the vesting of outstanding restricted stock units and shares held in certain trusts. As of December 31, 2006, all of our non-management directors had reached or exceeded their target ownership levels, excluding Messrs. Krulak, Madonna and McCoy, who were not elected to the board until March 2007.

2006 Director Summary Compensation

The table below summarizes the total compensation paid to or earned by our non-management directors during 2006. The amounts represented in the “Stock Awards” and “Option Awards” columns reflect the expense recorded by the company pursuant to FAS 123(R), and do not necessarily equate to the income that will ultimately be realized by the director for these awards. The table does not include Messrs. Krulak, Madonna and McCoy, who were not elected to the board until March 2007.

2006 Director Summary Compensation Table

	Fees
	Earned
	or Paid		Stock	Option	All Other
Name of Director	in Cash(1)		Awards(2)	Awards(2)	Compensation(3)		Total

Robert J. Allison, Jr.	$73,500		$144,143	$206,759	$40,000		$464,402
Robert A. Day	76,000		59,330	168,634	43,638		347,602
Gerald J. Ford	62,500		54,773	168,634	43,638		329,545
H. Devon Graham, Jr.	77,000		144,143	206,759	8,284		436,186
J. Bennett Johnston	16,500	(4)	144,143	206,759	265,000		632,402
Bobby Lee Lackey	64,000		144,143	180,853	12,238		401,234
Gabrielle K. McDonald	16,500	(4)	104,306	129,995	275,638		526,439
B. M. Rankin, Jr.	56,500		144,143	190,166	842,843		1,233,652
J. Stapleton Roy	53,500		144,143	160,429	19,500	(5)	377,572
Stephen H. Siegele	27,216		11,310	15,150	40,000		93,676
J. Taylor Wharton	74,000		144,143	212,860	6,284		437,287

(1)	In accordance with our 2004 Plan, (a) each of Messrs. Allison, Ford, Johnston, and Siegele elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee, and Mr. Roy elected to receive an equivalent number of shares of our common stock in lieu of 50% of his annual fee; and (b) Mr. Johnston elected to defer 100% of his meeting fees and Mr. Roy elected to defer 50% of his annual fee and 100% of his meeting fees. The amounts reflected include the fees used to purchase shares of our common stock and fees deferred by the directors.

(2)	Amounts reflect the compensation cost recognized in 2006 for stock awards (restricted stock units) and option awards (options and stock appreciation rights) in accordance with FAS 123(R), which reflects the fair value of all stock-based compensation in earnings based on the related vesting schedule. For additional information relating to the assumptions made by us in valuing these awards for 2006, refer to Note 7 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. The following table sets forth, for each non-management director, the total number of outstanding restricted stock units (RSUs), stock options and stock appreciation rights (SARs), as of December 31, 2006:

Name of Director	RSUs	Options	SARs

Robert J. Allison, Jr.	6,000	60,000	19,668
Robert A. Day	4,500	100,000	45,892
Gerald J. Ford	4,500	70,000	26,224
H. Devon Graham, Jr.	5,000	42,500	13,112
J. Bennett Johnston	6,000	45,000	13,112
Bobby Lee Lackey	4,500	30,000	1,639
Gabrielle K. McDonald	4,500	35,000	4,917
B. M. Rankin, Jr.	4,500	35,000	4,917
J. Stapleton Roy	6,000	35,000	4,917
Stephen H. Siegele	2,000	10,000	0
J. Taylor Wharton	5,000	42,500	8,196

(3)	Includes (a) the company’s match pursuant to the matching gifts program, (b) consulting fees received in connection with the consulting arrangements described under “Certain Transactions” below, and (c) earnings on unvested restricted stock units, as follows:

Name of Director	Matching Gifts	Consulting Fees	RSU Earnings

Robert J. Allison, Jr.	$40,000	—	—
Robert A. Day	40,000	—	$3,638
Gerald J. Ford	40,000	—	3,638
H. Devon Graham, Jr.	6,000	—	2,284
J. Bennett Johnston	—	$265,000	—
Bobby Lee Lackey	8,600	—	3,638
Gabrielle K. McDonald	7,000	265,000	3,638
B. M. Rankin, Jr.	27,000	812,205	3,638
J. Stapleton Roy	19,500	—	—
Stephen H. Siegele	40,000	—	—
J. Taylor Wharton	4,000	—	2,284

(4)	The consulting fees paid to Mr. Johnston and Ms. McDonald, which are reflected in the “All Other Compensation” column, include the director’s $40,000 annual fee.

(5)	As described under “Certain Transactions,” Mr. Roy is Vice Chairman of Kissinger Associates, Inc., which received $200,000 in 2006 from FM Services Company for the provision of consulting services. Because these fees are not paid directly to Mr. Roy, we have not included them in the table.

Election of Directors

Our board of directors has fixed the number of directors at 16. The terms of all of our directors expire at the 2007 annual meeting of stockholders. Our board has nominated each of Messrs. Adkerson, Allison, Day, Ford, Graham, Johnston, Krulak, Lackey, Madonna, McCoy, Moffett, Rankin, Roy, Siegele and Wharton and Ms. McDonald to serve a one-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

On January 31, 2006, our board of directors amended our by-laws to change the vote standard for the election of directors from a plurality to a majority of the votes cast in uncontested elections. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard shall remain a plurality vote.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. The nominating and corporate governance committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies in the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Information About Director Nominees

The table below provides certain information as of April 15, 2007, with respect to each director nominee. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

		Principal Occupations, Other Public Directorships and	Year First Elected
Name of Director	Age	Positions with the Company	a Director

Richard C. Adkerson	60	Chief Executive Officer of the Company since December 2003. President of the Company from 1997 to March 2007. Chief Financial Officer of the Company from October 2000 to December 2003. Director and Executive Vice President of PT Freeport Indonesia, Chairman of the Board of Directors of Atlantic Copper, and Co-Chairman of the Board of McMoRan Exploration Co. (McMoRan). President and Chief Executive Officer of McMoRan from 1998 to 2004.	2006
Robert J. Allison, Jr.	68	Director and Chairman Emeritus of Anadarko Petroleum Corporation. Chairman of the Board of Anadarko Petroleum Corporation from 1986 to 2005. President and Chief Executive Officer of Anadarko Petroleum Corporation from 1979 to 2002 and March 2003 to December 2003.	2001
Robert A. Day	63	Chairman of the Board of TCW Group, a registered investment management company. Chairman of the Board and Chief Executive Officer of Trust Company of the West, an investment management company. Chairman of Oakmont Corporation, a registered investment advisor. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Director of Société Générale and McMoRan.	1995
Gerald J. Ford	62	Chairman of the Board of First Acceptance Corporation (formerly Liberté Investors Inc.). Former Chairman of the Board and Chief Executive Officer of California Federal Bank, A Federal Savings Bank, which merged with Citigroup Inc. in 2002. Director of McMoRan.	2000
H. Devon Graham, Jr.	72	President of R.E. Smith Interests, an asset management company. Director of McMoRan.	2000
J. Bennett Johnston	74	Chairman of Johnston & Associates, LLC, a business consulting firm. Chairman of Johnston Development Co. LLC, a project development firm. United States Senator from 1972 until 1997.	1997
Charles C. Krulak	65	Executive Vice Chairman and Chief Administration Officer of MBNA Corp., a financial services company, from March 2004 until June 2005. Chief Executive Officer of MBNA Europe from January 2001 until March 2004, and Senior Vice Chairman of MBNA America from 1999 to 2001. Served 35 years in the U.S. Marine Corps, retiring in 1999 after serving as Commandant, the Marine Corps highest-ranking officer, from 1995 to 1999. Director of ConocoPhillips and Union Pacific Corporation.	2007
Bobby Lee Lackey	69	Consultant. President and Chief Executive Officer of McManus-Wyatt-Hidalgo Produce Marketing Co., shipper of fruits and vegetables, until 2000.	1995

		Principal Occupations, Other Public Directorships and	Year First Elected
Name of Director	Age	Positions with the Company	a Director

Jon C. Madonna	63	Retired Chairman and Chief Executive Officer of KPMG (an international accounting and consulting firm in New York, New York) from 1990 until 1996. Mr. Madonna was with KPMG for 28 years where he held numerous senior leadership positions throughout his career. Vice Chairman of Travelers Group, Inc. from 1997 to 1998 and President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000. Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002 and Chairman of DigitalThink, Inc. from April 2002 to May 2004. Director of AT&T Inc., Tidewater Inc. and Jazz Technologies, Inc.	2007
Dustan E. McCoy	57	Chairman and Chief Executive Officer of Brunswick Corporation, a recreation products company, since December 2005. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Director of Louisiana-Pacific Corporation.	2007
Gabrielle K. McDonald	65	Judge, Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Special Counsel on Human Rights to the Company since 1999. Judge, International Criminal Tribunal for the Former Yugoslavia from 1993 until 1999. Advisory Director of McMoRan since 2004.	1995
James R. Moffett	68	Chairman of the Board of the Company, and President Commissioner of PT Freeport Indonesia. Chief Executive Officer of the Company until 2003. Also serves as Co-Chairman of the Board of McMoRan.	1992
B. M. Rankin, Jr.	77	Private investor. Vice Chairman of the Board of the Company since 2001. Vice President Commissioner of PT Freeport Indonesia since 2001. Vice Chairman of the Board of McMoRan since 2001.	1995
J. Stapleton Roy	71	Vice Chairman and previously Managing Director of Kissinger Associates, Inc., international consultants and consultants to the Company, which he joined in 2001. Assistant Secretary of State for Intelligence and Research from November 1999 until December 2000. United States Ambassador to Indonesia from 1996 until 1999. Director of ConocoPhillips.	2001
Stephen H. Siegele	47	Private investor since 2000. Founder and Chief Executive of Advanced Delivery and Chemical Systems, Inc. from 1988 to 1997. Senior Executive and Vice Chairman of the Board of Advanced Technology Materials, Inc. from 1997 to 2000.	2006
J. Taylor Wharton	69	Special Assistant to the President for Patient Affairs; Professor, Gynecologic Oncology, The University of Texas M. D. Anderson Cancer Center. Director of McMoRan.	1995

Stock Ownership of Directors and Executive Officers

The company believes that it important for its directors and executive officers to align their interests with the long-term interests of stockholders. Although we have encouraged stock accumulation through the grant of equity incentives to our directors and executive officers, until last year we did not mandate that our directors and executive officers maintain a specified level of stock ownership in our company. In January 2006, after consultation with our independent compensation consultant, our board adopted stock ownership guidelines for the company’s directors and executive officers, which will be phased in over a period of four years.

Except as otherwise indicated below, the table below shows the amount of our common stock each of our directors and named executive officers owned on March 31, 2007. Unless otherwise indicated, (a) the persons shown below do not beneficially own any of our preferred stock, and (b) all shares shown are held with sole voting and investment power and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

		Number of
	Number of	Shares Subject	Total Number	Percent
	Shares Not	to Exercisable	of Shares	of
	Subject to	Options	Beneficially	Class
Name of Beneficial Owner	Options	(1)	Owned(2)	(3)

Richard C. Adkerson(4)	602,557	250,000	852,557	*
Robert J. Allison, Jr.	17,733	35,000	52,733	*
Michael J. Arnold	32,256	93,750	126,006	*
Robert A. Day(5)	1,127,454	75,000	1,202,454	*
Gerald J. Ford	13,930	45,000	58,930	*
H. Devon Graham, Jr.	3,000	17,500	20,500	*
Mark J. Johnson	8,866	60,000	68,866	*
J. Bennett Johnston	61,172	20,000	81,172	*
Charles C. Krulak	0	0	0	*
Bobby Lee Lackey	1,921	5,000	6,921	*
Adrianto Machribie	0	106,250	106,250	*
Jon C. Madonna	1,340	0	1,340	*
Dustan E. McCoy	0	0	0	*
Gabrielle K. McDonald	3,000	10,000	13,000	*
James R. Moffett(6)	1,268,695	0	1,268,695	*
Kathleen L. Quirk	23,337	99,500	122,837	*
B. M. Rankin, Jr.(7)	501,000	10,000	511,000	*
J. Stapleton Roy	7,713	10,000	17,713	*
Stephen H. Siegele(8)	71,180	0	71,180	*
J. Taylor Wharton(9)	44,234	17,500	61,734	*
Directors, named executive officers and executive officers as a group (21 persons)	3,820,005	895,216	4,715,221	1.2%

*	Ownership is less than 1%

(1)	Our common stock that could be acquired as of May 31, 2007, upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Total number of shares beneficially owned does not include RSUs for the following:

Name of Beneficial Owner	Number of RSUs

Richard C. Adkerson	608,296
Robert J. Allison, Jr.	6,000
Michael J. Arnold	22,083
Robert A. Day	4,500
Gerald J. Ford	4,500
H. Devon Graham, Jr.	5,000
Mark J. Johnson	6,849
J. Bennett Johnston	6,000
Charles C. Krulak	1,000
Bobby Lee Lackey	4,500
Jon C. Madonna	1,000
Dustan E. McCoy	1,000
Gabrielle K. McDonald	4,500
Kathleen L. Quirk	36,021
B. M. Rankin, Jr.	4,500
J. Stapleton Roy	6,000
Stephen H. Siegele	2,000
J. Taylor Wharton	5,000

(3)	Based on 380,867,165 shares of our common stock outstanding as of March 31, 2007.

(4)	Includes 8,777 shares of our common stock held in his individual retirement account (IRA). Mr. Adkerson entered into two forward sale contracts with a securities broker pursuant to which he agreed to sell 250,000 shares of common stock on August 4, 2010, and 119,265 shares of common stock on May 6, 2011, with the sale price to be determined and paid on the respective maturity date. Under both contracts, Mr. Adkerson may elect to settle the contract in cash and retain ownership of the shares. Mr. Adkerson has pledged a total of 369,265 shares to secure his obligations under these contracts but continues to hold beneficial ownership, voting power and the right to receive quarterly dividend payments of $0.25 per share with respect to the 369,265 shares.

(5)	Mr. Day has pledged the shares of our common stock owned by him to secure his obligations under a line of credit.

(6)	Includes (a) 1,229,472 shares of our common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, (b) 7,552 shares of our common stock held by his spouse, as to which he disclaims beneficial ownership, and (c) 6,850 shares of our common stock held by a foundation with respect to which Mr. Moffett, as president and a director, shares voting and investment power, but as to which he disclaims beneficial ownership. The limited liability company through which Mr. Moffett owns his shares entered into three forward sale contracts with a securities broker pursuant to which the limited liability company agreed to sell 300,000 shares of common stock on October 26, 2009, 150,000 shares of common stock on August 11, 2010, and 300,000 shares on February 15, 2011, with the sale price to be determined and paid on the respective maturity date. Under all three contracts, the limited liability company may elect to settle the contract in cash and retain ownership of the shares. The limited liability company has pledged a total of 750,000 shares to secure its obligations under these contracts but continues to hold beneficial ownership, voting power and the right to receive quarterly dividend payments of $0.25 per share with respect to the 750,000 shares.

(7)	Of the shares shown, 500,000 are held by a limited partnership in which Mr. Rankin is the sole shareholder of the sole general partner. The limited partnership through which Mr. Rankin owns his shares entered into two contracts with a securities broker pursuant to which the limited partnership agreed to sell shares of our common stock, which contracts are described as follows: (1) a range forward sale contract pursuant to which the limited partnership agreed to sell 250,000 shares on April 25, 2011, with the sale price to be determined and paid on the maturity date, and under which the limited partnership may elect to settle the contract in cash and retain ownership of the shares, and (2) a prepaid forward sale contract relating to 200,000 shares pursuant to which the limited partnership received a payment of $6,157,595 upon execution of the agreement, and the exact number of shares to be delivered on the settlement date, August 11, 2011, will be determined by the closing price on such date. The limited partnership has pledged a total of 450,000 shares to secure its obligations under these contracts but continues to hold beneficial ownership, voting power and the right to receive quarterly dividend payments and certain special dividends with respect to the 450,000 shares.

(8)	Includes 40,815 shares issuable upon conversion of 30,000 shares of our 6 3/4% Mandatory Convertible Preferred Stock.

(9)	Includes (a) 26,937 shares of our common stock held by Mr. Wharton’s spouse, (b) 160 shares of our common stock held in an IRA for Mr. Wharton’s spouse, (c) 420 shares of our common stock held in his IRA, and (d) 5,089 shares of our common stock held by Mr. Wharton as custodian for his daughter.

Stock Ownership of Certain Beneficial Owners

This table shows the owners of more than 5% of our outstanding common stock as of December 31, 2006 based on filings with the SEC. Unless otherwise indicated, all information is presented as of December 31, 2006, and all shares beneficially owned are held with sole voting and investment power.

			Percent of
	Number of Shares		Outstanding
Name and Address of Beneficial Owner	Beneficially Owned		Shares(1)

Barclays Global Investors, N.A.	10,878,827	(2)	5.5%
45 Fremont Street San Francisco, CA 94105
Capital Research and Management Company	16,540,450	(3)	8.3%
333 South Hope Street Los Angeles, CA 90071
Wellington Management Company, LLP	14,934,502	(4)	7.6%
75 State Street Boston, MA 02109

(1)	Based on 196,964,996 shares of our common stock outstanding as of December 31, 2006.

(2)	Based on a Schedule 13G filed with the SEC on January 23, 2007, Barclays Global Investors, N.A. has sole voting power with respect to 9,474,675 of these shares.

(3)	Based on amended Schedule 13G filed with the SEC on February 12, 2007, Capital Research and Management Company has sole voting power with respect to 4,464,500 of these shares and disclaims beneficial ownership with respect to all shares shown. The total number of shares reported includes 1,874,450 shares of our common stock resulting from the assumed conversion of 91,000 shares of our 5 1/2% convertible perpetual preferred stock.

(4)	Based on a Schedule 13G filed with the SEC on February 14, 2007, Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own 14,934,502 shares of our common stock which are held of record by clients of Wellington Management.

Executive Officer Compensation

Compensation Discussion and Analysis

Objectives of our Compensation Program

Our executive compensation program is administered by the corporate personnel committee (the committee) of our board of directors, which determines the compensation of our executive officers and administers our annual incentive, long-term incentive, and stock incentive plans. Our company’s executive compensation philosophy is to:

•	emphasize performance-based compensation that balances rewards for both short- and long-term results and provide high reward opportunities for high performing individuals,

•	tie compensation to the interests of stockholders, and

•	provide a competitive level of total compensation that will attract and retain talented executives.

A primary goal of the committee is to position us to attract and retain the highest level of executive talent. To accomplish this goal, the committee has traditionally targeted our total executive compensation levels in the top quartile of comparable companies, including companies in other industries whose operational, corporate financing, and other activities are considered comparable to those activities in which we have engaged in recent years, with an emphasis on variable cash compensation.

Role of Compensation Consultants and Management

Beginning in 2000, the committee engaged the services of Mercer Human Resource Consulting, an independent compensation consultant, to advise the committee on matters related to executive compensation. For the first few years of the engagement, Mercer also advised the company’s management with respect to compensation matters. The committee subsequently determined, however, that it would be in the company’s best interest for the committee and the Company’s management to engage separate compensation advisors. As a result, beginning in 2004, the company retained a separate compensation advisor to assist the company’s management with compensation matters other than executive compensation, and the committee continued to engage Mercer through 2006. In January 2007, Mercer’s office providing services to the committee advised that it would no longer provide consulting services to the committee with respect to executive compensation. The committee plans to retain a new compensation advisor in 2007, which will continue to be separate from the consultants advising the company’s management on compensation matters.

The committee also consults with the executive chairman and our chief executive officer regarding compensation decisions affecting the other executive officers and other employees.

Evaluation of Program

During 2006, at the committee’s request, Mercer conducted an extensive review of our executive compensation practices, comparing our company’s compensation programs and competitive performance with those of a peer group consisting of the following 12 publicly traded natural resource companies similar in size to our company in 2006: Anadarko Petroleum Corp., Apache Corp., Barrick Gold Corp., Devon Energy Corp., EOG Resources Inc., Kerr-McGee Corp., Murphy Oil Corp., Newmont Mining Corp., Noble Energy Inc., Peabody Energy Corp., Phelps Dodge Corp., and XTO Energy Inc. Mercer reported that with respect to our competitive performance, over the last three to five years we have exceeded the median performance of the peer group companies on all metrics reviewed by Mercer, including total shareholder returns, growth, margins and return on gross assets and return on investments. Mercer also reported that the total compensation (which includes base salary, bonus, and long-term incentives) of our executive officers is either near or above the 75th percentile (our target competitive position), except for our executive chairman, whose total compensation is at the top of the range. See the discussion below regarding our compensation philosophy for our executive chairman and chief executive officer.

For 2006, the committee quantified and reviewed all components of the compensation received by our executive officers, including base salary, annual incentive compensation, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, and the incremental cost to the company of all perquisites and other benefits. We also quantified and reviewed the projected payouts to our executive chairman and our chief executive officer under the company’s supplemental executive retirement plan, and under their employment and change in control arrangements, as well as the projected payouts to our other executive officers resulting from a change in control. The committee believes that the total compensation packages of our executive officers, including our executive chairman and our chief executive officer, are reasonable in light of the value each brings to our company.

Compensation Philosophy — Executive Chairman and Chief Executive Officer

Since December 2003 when we separated the roles of the chairman and the chief executive officer, our company has been managed jointly by Mr. Moffett, serving as executive chairman, and by Mr. Adkerson, serving as chief executive officer. Each brings extraordinary skills to our company, and we believe their respective compensation arrangements recognize those skills and their contributions to our continued growth and development.

Through his leadership and skill as a geologist, Mr. Moffett, who has been at the helm of our company since its formation, has guided our growth through significant discoveries of metal reserves and the development of our mines, milling facilities and infrastructure. Mr. Moffett also has been and continues to be instrumental in fostering our relationship with the government of Indonesia. As executive chairman, Mr. Moffett continues to further our business strategy by applying his exceptional talents and experience as a geologist, as well as his understanding of Indonesian culture, its political and business environment and the important issues pertaining to our work with the local people in Papua where our business operations have historically been conducted. Accordingly, the committee believes that Mr. Moffett is a valuable asset to our organization and that his compensation package is appropriate.

Mr. Adkerson, as chief executive officer, is responsible for the executive management of our company. Mr. Adkerson has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business. After considering these factors and Mercer’s analysis of comparable companies, the committee concluded that Mr. Adkerson’s compensation package is appropriate.

Finally, the committee recognizes that the annual compensation paid to Messrs. Moffett and Adkerson is weighted towards current compensation. The committee believes this is appropriate because our emphasis on annual cash compensation supports our business strategy of maximizing annual operating performance, which leads to the creation of shareholder value. In addition, each of Messrs. Moffett and Adkerson currently holds a significant ownership stake in the company. For more information regarding the current stock holdings of Messrs. Moffett and Adkerson, please see “Stock Ownership of Directors and Executive Officers.”

In April 2001, we entered into employment agreements and change in control agreements with Messrs. Moffett and Adkerson, which were amended in December 2003 and described in more detail below. The corporate personnel committee, advised by Mercer and independent legal counsel, established the terms of these agreements and the amendments thereto, which were then approved by our board.

Components of Executive Compensation

Executive officer compensation for 2006 included base salaries, annual incentive awards (which in some cases included restricted stock units), long-term incentive awards, and personal benefits and perquisites. We did not grant stock options to our executive officers in 2006, as further explained below.

Base Salaries

For 2006, the committee established the base salaries of the executive officers at appropriate levels after consideration of each executive officer’s responsibilities, except for Messrs. Moffett and Adkerson, whose salaries have been contractually set since 2001 by the terms of employment agreements entered into with them at that time and further described below.

Employment Agreements — Messrs. Moffett and Adkerson.  The employment agreement with Mr. Moffett, as amended, provides for a base salary of $2,500,000 per year and eligibility for a bonus under our annual incentive plan. Mr. Moffett continues to be eligible for all other benefits and compensation, including stock options and long-term performance units, generally provided to our most senior executives. The agreement will continue through December 31, 2008, with automatic one-year extensions unless a change in control occurs or our corporate personnel committee notifies Mr. Moffett of its intent not to extend the agreement.

Until May 1, 2007, the employment agreement with Mr. Adkerson, as amended, provided for a base salary of $1,250,000 per year and eligibility for a bonus under our annual incentive plan. Mr. Adkerson also continues to be eligible for all other benefits and compensation, including stock options and long-term performance units, generally provided to our most senior executives. The agreement will continue through December 31, 2008, with automatic one-year extensions unless a change in control occurs or our corporate personnel committee notifies Mr. Adkerson of its intent not to extend the agreement. On May 1, 2007, the committee authorized an increase of Mr. Adkerson’s annual base salary to $2,500,000 per year.

Annual Cash Incentive Awards

We provide annual cash incentives to our executive officers through our annual incentive plan and to our other officers and employees through our performance incentive awards program. Awards paid to our executive officers for 2006 were based on a return on investment threshold, the level of cash flow from operations, and operational and strategic accomplishments during 2006, including accomplishments in safety performance and the areas of exploration, production, management and strategic planning. The committee believes that operating cash flow supports our business strategy of focusing on annual operating performance, and is an accurate measure of our company’s success and appropriate for determining annual cash incentives. This program promotes entrepreneurial efforts and reflects our belief that executives should be rewarded for optimizing operating cash flow in a changing commodity market.

Annual Incentive Plan.  The annual incentive plan is designed to provide performance-based awards to executive officers whose performance can have a significant impact on our profitability and future growth. All six of our executive officers in 2006 participated in the annual incentive plan for 2006. At the beginning of 2006, each participant was assigned a percentage share of the aggregate award pool for 2006 based on that person’s position and level of responsibility. We assigned 50% of the aggregate award pool to Mr. Moffett, and 31% to Mr. Adkerson, reflecting the significant impact we believe these executives have on our company’s success. Under the terms of the annual incentive plan, no awards will be made for any year if our five-year average return on investment (generally, consolidated net income divided by consolidated stockholders’ equity and long-term debt, including the minority interests’ share of subsidiaries’ income and stockholders’ equity) is less than 6%. During the five-year period ending in 2006, the average return on investment was 25%.

Performance Criteria.  Awards under the annual incentive plan are paid from the “plan funding amount,” which initially is equal to 2.5% of the “net cash provided by operating activities” for the year with respect to which the awards are made. Under the plan, net cash provided by operating activities of the company and its consolidated subsidiaries is the amount reviewed by our independent registered public accounting firm, released to the public and approved by our board. As stated below, the plan funding amount may be increased to 2.75% or decreased to 2.0% of net cash provided by operating activities as a result of the company’s satisfaction of specified safety performance measures.

For each fiscal year, 20% of the plan funding amount is reserved as a safety incentive funding pool. The committee establishes objective safety performance measures applicable for a given year that will assess the company’s safety performance from both a quantitative and qualitative perspective. Based on this assessment, the committee may award between 0% and 150% of the safety incentive funding pool to eligible participants in the annual incentive plan. At the beginning of 2006, the committee determined that the quantitative safety performance measures applicable in assessing the company’s safety performance for 2006 would be based on a comparison to the three-year historical average reportable rate (the average rate). For 2006, (1) up to 100% of the safety pool would be awarded for a 10% improvement in the average rate, (2) up to 150% of the safety pool would be awarded for a 30% improvement in the average rate, and (3) no part of the safety pool would be awarded for a reportable rate equal or in excess of 155% of average rate. In addition to the quantitative measures, the committee also considered qualitative measures, including the success of the safety program, improvements of safety performance and other significant safety factors.

2006 Awards.  When determining the aggregate awards granted under the annual incentive plan for 2006, the committee evaluated the applicable safety performance measures, and determined that 100% of the safety pool would be awarded. The committee used 2.43% of net cash flow from operations in connection with awards for 2006. This amount would have been 2.5% of net cash flow, but Mr. Machribie, the former President Director of PT Freeport Indonesia, only received a pro rata portion of his award due to his retirement effective July 1, 2006.

Performance Incentive Awards Program.  Our performance incentive awards program is designed to provide performance-based annual cash awards to officers and employees who do not participate in the annual incentive plan. In 2006, each participant in the performance incentive awards program was assigned a target award based upon his or her level of responsibility. After a review of the performance measures and accomplishments described above, the committee established an award pool for 2006 that totaled 1.31% of net operating cash flow, which included 125% of its safety pool or half of the potential upward adjustment. Individual performance is an important factor considered in determining the actual awards paid under the performance incentive awards program.

Restricted Stock Unit Program

In 1999, as part of our efforts to further align the interests of the executives with those of the stockholders, the committee approved a program that allowed executive officers and certain other officers the opportunity to receive a grant of restricted stock units with respect to shares of our common stock in lieu of all or part of their cash incentive bonus for a given year. The restricted stock units vest ratably over a three-year period. For the restricted stock units granted to our executive officers, the average return on investment for the five calendar years preceding the year of vesting must be at least 6%. To compensate for these restrictions, the restricted stock units were awarded at a 50% premium to the market value on the grant date. The program was not intended to increase the overall compensation of the executives. Mercer previously reviewed the program and concluded that its design is appropriate and in line with the company’s compensation philosophy. For 2006, nine of our officers participated in the program, including Mr. Adkerson who elected to receive his entire cash incentive bonus in restricted stock units. The nine officers received a total of 448,901 restricted stock units. The restricted stock units received in January 2007 by our executive officers in lieu of all or a portion of their annual cash incentive awards for 2006, as applicable, are reflected in the footnotes to the “Summary Compensation Table” below.

Stock Options

Stock options are intended to provide a significant incentive to reinforce the importance of creating stockholder value. These awards, together with the opportunity to receive restricted stock units in lieu of all or part of their annual cash incentive bonus, have provided the opportunity for our executive officers to accumulate significant equity ownership in our company, which Messrs. Moffett and Adkerson have done.

The committee believes that larger, multi-year stock option awards rather than smaller, annual awards provide a more powerful incentive to the company’s most senior executive officers to achieve sustained growth in stockholder value over the long term. As a result, since 1996 the committee has granted Messrs. Moffett and Adkerson stock option awards every three years. In keeping with the committee’s philosophy, the committee granted stock options to each of them in 2005, but did not grant stock options to them in 2006. In addition, in 2005, the committee expanded its three-year option grant policy to include all executive officers. Although the next executive officer stock option grants were scheduled to occur in 2008, the committee granted options to the company’s executive officers in 2007, electing to accelerate the grants by approximately nine months in consideration of the acquisition of Phelps Dodge Corporation, which occurred in March 2007. Accordingly, on May 11, 2007, the following named executive officers received option grants for the indicated number of shares of our common stock: Mr. Moffett - 1,500,000 shares, Mr. Adkerson - 1,500,000 shares, Ms. Quirk - 500,000 shares and Mr. Arnold - 350,000 shares.

Timing of Option Grants.  To the extent stock options are awarded in a given year, the committee’s practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. At this meeting, the committee finalizes its compensation decisions for the year, including setting the annual salary for the executive officers, determining long-term incentive awards for the year, and confirming payouts under the company’s annual incentive programs. Each August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, this meeting is scheduled approximately five months in advance, and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. In January 2007, the committee formally approved a written policy stating that it will approve all regular equity awards at its first or second meeting of the fiscal year in which an award is to be made, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade company securities.

Determination of Option Exercise Price.  Under our incentive plans, the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Historically, we have used the average of the high and low sale price on the grant date to determine fair market value. In January 2007, the committee prospectively revised its policies to provide that for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing sale price on the grant date.

Long-Term Incentives

The committee also compensates officers for long-term performance with annual grants of performance units. Performance units are designed to link a portion of executive compensation to cumulative earnings per share because we believe that sustained profit performance will help support increases in stockholder value. Each outstanding performance unit is annually credited with an amount equal to the annual earnings per share, as defined in the plan, for a four-year period. These credits are paid in cash after the end of the four-year period.

Personal Benefits and Perquisites

We also provide certain personal benefits and perquisites to our executive officers, which have historically been provided and are reflected in the “Summary Compensation Table” below.

Post-Termination Compensation

In addition to the annual compensation received by the executive officers during 2006, we also provide certain post-employment benefits to our executive officers, including a non-qualified defined contribution plan, a supplemental executive retirement plan, a defined benefit program (although this program has been discontinued), and a separate retirement plan applicable to Indonesian employees. The programs are described in detail below under the heading “Retirement Benefit Programs.” Further, Messrs. Moffett and Adkerson are also entitled to certain severance benefits pursuant to their employment agreements, and all of our executive officers are entitled to certain benefits in the event of a change in control of the company. These additional severance and change in control benefits are described below under the heading “Potential Payments upon Termination or Change in Control.”

Stock Ownership Guidelines

We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. Although we have encouraged stock accumulation through the grant of equity incentives to our executive officers, we did not mandate that our executive officers maintain a specified level of stock ownership in our company until 2006. In January 2006, after consultation with Mercer, the corporate personnel committee adopted stock ownership guidelines applicable to our executive officers and directors, which will be phased in over a period of four years. For information regarding the director stock ownership guidelines, see “Director Compensation” above.

For purposes of the guidelines, the stock value is calculated annually based on the one-year and five-year trailing average monthly stock price. Shares of common stock currently owned by the executive officers are counted for purposes of the stock ownership guidelines, as are shares held in employee benefit plans, individual retirement accounts, shares issuable upon the vesting of outstanding restricted stock units and shares held in certain trusts. Under the guidelines, each of Messrs. Moffett and Adkerson will be required to maintain ownership of company stock valued at five times his base salary, and our other executive officers will be required to maintain ownership of company stock valued at three times their base salaries. As of December 31, 2006, each of our executive officers had reached their target ownership level, except Mark J. Johnson.

Section 162(m) of the Internal Revenue Code

Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

The committee believes that the stock options previously granted, annual incentive awards under our annual incentive plan, and performance units qualify for the exclusion from the deduction limitation under Section 162(m). With the exception of a portion of the salary paid to our executive chairman and our chief executive officer, the committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any given year and therefore will qualify for deductibility.

Corporate Personnel Committee Report

The corporate personnel committee of our board of directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the corporate personnel committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Corporate Personnel Committee:

H. Devon Graham, Jr., Chairman
Robert J. Allison, Jr.
Bobby Lee Lackey
J. Taylor Wharton

Summary Compensation Table

This table below summarizes the total compensation paid to or earned by our chief executive officer, our chief financial officer, and each of our three most highly compensated executive officers other than the chief executive officer and chief financial officer. The table also includes Mr. Machribie, who served as the President Director of PT Freeport Indonesia until he retired on July 1, 2006 (collectively, the named executive officers). The amounts represented in the “Stock Awards” and “Option Awards” columns reflect the expense recorded by the company pursuant to FAS 123(R), and do not necessarily equate to the income that will ultimately be realized by the executives for these awards. In 2005 and 2006, we paid the compensation of Messrs. Arnold, Johnson and Machribie, and we paid the compensation of Messrs. Moffett and Adkerson and Ms. Quirk through an allocation arrangement under a services agreement with FM Services Company, a subsidiary of FCX (the Services Company). Please refer to “Certain Transactions” for more details. For a description of the employment agreements between the company and Messrs. Moffett and Adkerson, see “Compensation Discussion and Analysis” above and “Potential Payments upon Termination or Change in Control” below.

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
					Stock	Option	Non-Equity	Deferred
					Awards	Awards	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Bonus		(2)	(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total

James R. Moffett	2006	$2,500,000	—		—	$5,460,418	$27,740,000	$1,095,525	$2,331,292	$39,127,235
Chairman of the	2005	2,500,000	—		—	7,989,082	22,043,500	889,151	1,448,752	34,870,485
Board
Richard C. Adkerson	2006	1,250,000	—		$21,690,000	3,598,169	3,532,000	322,896	1,717,583	32,110,648
Chief Executive	2005	1,250,000	—		18,048,000	4,796,046	2,110,000	1,153,887	833,326	28,191,259
Officer
Kathleen L. Quirk	2006	300,000	—		1,575,000	1,146,369	1,668,100	5,842	120,596	4,815,907
Chief Financial	2005	300,000	—		655,125	1,126,951	1,679,500	4,316	72,946	3,838,838
Officer
Michael J. Arnold	2006	400,000	—		787,500	1,266,189	2,546,300	23,277	633,359	5,656,625
Chief	2005	400,000	$120,000	(7)	655,125	1,307,691	1,890,500	20,197	600,310	4,993,823
Administrative Officer
Mark J. Johnson	2006	400,000	—		—	1,133,056	2,453,200	8,307	189,137	4,183,700
Senior Vice	2005	400,000	—		655,125	1,107,521	1,415,750	6,788	201,510	3,786,694
President and Chief Operating Officer — Indonesia
Adrianto Machribie	2006	212,500	—		—	2,247,099	5,270,000	—	1,248,534	8,978,133
Former President	2005	425,000	—		—	1,527,856	2,872,500	—	477,719	5,303,075
Director PT Freeport Indonesia

(1)	During 2005 and 2006, Messrs. Moffett and Adkerson and Ms. Quirk also provided services to and received compensation from McMoRan Exploration Co. (McMoRan). For Ms. Quirk, 25% of her salary was allocated to McMoRan, although the amounts reflected herein represent only the portion allocated to us.

(2)	Under our annual incentive plan, our executives may elect to receive restricted stock units in lieu of all or a portion of their annual cash incentive awards under the plan, and the RSUs are awarded at a 50% premium in order to compensate for risk. The restricted stock units will vest ratably over a three-year period provided that the average return on investment for the five calendar years preceding the year of vesting is at least 6%. Each of Messrs. Adkerson and Arnold and Ms. Quirk elected to participate in the program with respect to their 2006 annual cash incentive award payable under the annual incentive plan as follows:

	RSUs Received on	Percentage of Cash	Grant Date Market
Name	01/30/07	Bonus Taken in RSUs	Value of RSUs

Mr. Adkerson	383,893	100%	$21,690,000
Ms. Quirk	27,876	50%	1,575,000
Mr. Arnold	13,938	25%	787,500

For 2006, the amounts shown reflect the compensation cost recognized in 2006 for restricted stock units in accordance with FAS 123(R). Pursuant to FAS 123(R), the entire value of the restricted stock units granted to these individuals in 2007 was charged to expense during 2006. For additional information relating to the assumptions made by us in valuing these awards for 2006, refer to Note 7 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. For 2005, the amounts reflect the pro forma compensation cost that would have been recognized in 2005 had FAS 123(R) been effective as of January 1, 2005.

(3)	For 2006, the amounts reflect the compensation cost recognized in 2006 for stock options in accordance with FAS 123(R), which reflects the fair value of all stock-based compensation in earnings based on the related vesting schedule. For additional information relating to the assumptions made by us in valuing these awards for 2006, refer to Note 7 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. For 2005, the amounts reflect the pro forma compensation cost that would have been recognized in 2005 had FAS 123(R)been effective as of January 1, 2005.

(4)	Amounts reflect the annual cash incentive payments received by our named executive officers under our annual incentive plan for fiscal years 2006 and 2005, and the cash payout of units granted under our Long-Term Performance Incentive Plan that vested on December 31, 2006 and December 31, 2005, as follows:

		Annual Incentive Plan	Long-Term Performance
Name	Year	Cash Payment	Incentive Plan Payout

Mr. Moffett	2006	$23,325,000	$4,415,000
	2005	19,406,000	2,637,500
Mr. Adkerson	2006	—	3,532,000
	2005	—	2,110,000
Ms. Quirk	2006	1,050,000	618,100
	2005	1,310,250	369,250
Mr. Arnold	2006	1,575,000	971,300
	2005	1,310,250	580,250
Mr. Johnson	2006	2,100,000	353,200
	2005	1,310,250	105,500
Mr. Machribie	2006	1,280,000	3,990,000
	2005	2,134,000	738,500

The above amounts do not include the restricted stock units that the executive officer elected to receive in lieu of cash payments, which are reported in this table under “Stock Awards” and discussed in footnote (2) above.

(5)	Includes (a) the change in actuarial value of our cash balance program, (b) the change in actuarial value of our supplemental executive retirement plan for Messrs. Moffett and Adkerson, and (c) above-market or preferential nonqualified deferred compensation earnings as set forth in the table below. See the section titled “Retirement Benefit Programs” below for more information.

				Above-Market
Name	Year	Cash Balance Plan	SERP	Earnings

Mr. Moffett	2006	—	$860,661	$234,864
	2005	—	702,382	186,769
Mr. Adkerson	2006	$4,712	226,761	91,423
	2005	4,365	1,082,379	67,143
Ms. Quirk	2006	3,137	—	2,705
	2005	2,907	—	1,409
Mr. Arnold	2006	6,892	—	16,385
	2005	6,386	—	13,811
Mr. Johnson	2006	6,307	—	2,000
	2005	5,844	—	944

(6)	For Messrs. Moffett and Adkerson and Ms. Quirk, includes (a) our payment of taxes in connection with certain benefits we provided, (b) matching gifts under the matching gifts program, (c) personal financial and tax advice under the company’s program, (d) additional expenses incurred by the company, including fuel costs, excise taxes and any additional charges, in connection with the executive’s personal use of fractionally owned company aircraft, which the company requires for business availability and security reasons, (e) personal use of company facilities and personnel, (f) club memberships, (g) personal use of Company cars and security services, (h) our contributions to defined contribution plans, (i) our premium payments for universal life and personal excess liability insurance policies, (j) director fees and (k) dividends received on restricted stock units upon vesting, as follows:

				Financial		Facilities
		Taxes	Matching	and Tax	Aircraft	and	Club	Security	Plan	Ins.	Director	Dividends
Name	Year	Paid	Gifts	Advice	Usage	Personnel	Memberships	and Cars	Contributions	Premiums	Fees	on RSUs

Mr. Moffett	2006	$114,295	$40,000	$20,000	$378,644	$121,843	$25,574	$70,979	$1,455,425	$92,532	$12,000	—
	2005	96,754	40,000	20,000	309,028	167,247	17,170	67,931	639,875	83,247	7,500	—
Mr. Adkerson	2006	39,274	40,000	16,140	245,030	68,574	2,688	51,896	871,600	17,823	4,500	$360,058
	2005	27,405	40,000	8,400	184,936	50,375	2,745	46,693	353,525	15,612	—	103,635
Ms. Quirk	2006	4,837	13,500	4,510	—	—	—	456	80,325	2,468	—	14,500
	2005	2,456	9,000	4,186	—	—	—	228	48,402	1,913	—	6,761

For Messrs. Arnold and Johnson includes (a) our payment of taxes in connection with certain benefits we provided, (b) matching gifts under the matching gifts program, (c) personal financial and tax advice under the company’s programs, (d) annual leave reimbursements under our compensation program for expatriate employees living overseas, (e) relocation expenses, (f) club memberships, (g) personal use of company leased residence in Indonesia, (h) an overseas premium, which is an additional cash payment made to our expatriate employees for living overseas, (i) an education allowance for tuition and related costs for eligible dependent children of expatriate employees, (j) other perquisites associated with the executive’s expatriate status, (k) our contributions to defined contribution plans, (l) our premium payments for universal life and personal excess liability insurance policies, and (m) dividends received on restricted stock units upon vesting, as follows:

				Financial			Club
		Taxes	Match-	and Tax	Annual	Relocation	Member-	Overseas	Overseas	Education	Other	Plan	Ins.	Dividends
Name	Year	Paid	ing Gifts	Advice	Leave	Expenses	ships	Residence	Premium	Allowance	Perqs	Contributions	Premiums	on RSUs

Mr. Arnold	2006	$242,652	$7,900	$2,919	$40,802	$83,314	$2,780	$63,520	$50,000	$8,500	$19,735	$80,145	$3,182	$27,910
	2005	249,027	4,350	—	34,217	67,546	—	71,058	50,000	30,000	18,542	55,671	3,113	16,786
Mr. Johnson	2006	19,464	5,650	10,500	25,574	11,945	—	—	37,500	—	3,608	72,050	2,846	—
	2005	100,110	4,250	—	6,263	10,500	—	—	29,167	—	3,630	44,969	2,621	—

For Mr. Machribie includes (a) our payment of taxes in connection with certain benefits we provided, (b) annual payment required under Indonesian law, (c) annual retirement benefit (see “Retirement Benefit Programs”), (d) personal use of company owned residence and cars, including drivers, (e) forgiveness of housing loan upon retirement pursuant to terms of loan agreement executed in 1993, (f) medical expenses, (g) other perquisites, (h) security, (i) payments related to his retirement in 2006 (including payment of a $250,000 termination payment and unused annual leave), and (j) consulting fees paid during 2006 following his retirement, as follows:

			Annual
			Payment
			Required
			Under	Annual	Residence	Loan
		Taxes	Indonesian	Retirement	and Car	Forgive-	Medical	Other		Termination	Consulting
Name	Year	Paid	Law	Benefit	Usage	ness	Expenses	Perqs	Security	Pay	Fees

Mr. Machribie	2006	$90,330	$35,417	$42,218	$258,636	$20,000	$43,371	$81	$10,083	$331,731	$416,667
	2005	107,353	35,417	42,218	275,868	—	16,863	—	—	—	—

(7)	Represents a completion payment, which is received by expatriates upon completion of a specified amount of service.

Grants of Plan-Based Awards
in Fiscal Year 2006

		No. of Units	Estimated Future		Estimated
		Granted Under	Payouts Under		Future Payouts
		Non-Equity	Non-Equity		Under Equity	Grant Date
		Incentive Plan	Incentive Plan		Incentive Plan	Fair Value of
		Awards	Awards		Awards	Stock and
Name	Grant Date	(1)	Target		Target(2)	Option Awards

James R. Moffett
AIP- Cash Award	—	—	$19,406,000	(3)	—	—
LTPIP	—	250,000	4,415,000	(4)	—	—
Richard C. Adkerson
AIP- Cash Award	—	—	—	(3)	—	—
LTPIP	—	200,000	3,532,000	(4)	—	—
RSUs — Performance	01/31/06	—	—		283,039	$18,048,000
Kathleen L. Quirk
AIP- Cash Award	—	—	873,500	(3)	—	—
LTPIP	—	60,000	1,059,600	(4)	—	—
RSUs — Performance	01/31/06	—	—		10,274	655,125
Michael J. Arnold
AIP- Cash Award	—	—	1,310,250	(3)	—	—
LTPIP	—	60,000	1,059,600	(4)	—	—
RSUs — Performance	01/31/06	—	—		10,274	655,125
Mark J. Johnson
AIP- Cash Award	—	—	1,747,000	(3)	—	—
LTPIP	—	60,000	1,059,600	(4)	—	—
RSUs — Performance	01/31/06	—	—		10,274	655,125
Adrianto Machribie
AIP- Cash Award	—	—	2,134,000	(3)	—	—
LTPIP	—	70,000	1,236,200	(4)	—	—

(1)	Represents the number of performance units covered by performance awards we granted in 2006 under our Long-Term Performance Incentive Plan (LTPIP). As of December 31 of each year, each named officer’s performance award account will be credited with an amount equal to the “annual earnings per share” or “net loss per share” (as defined in the LTPIP) for that year multiplied by the number of performance units then credited to such performance award account. Annual earnings per share or net loss per share includes the net income or net loss of each of our majority-owned subsidiaries that are attributable to equity interests that we do not own. The corporate personnel committee may, however, in the exercise of its discretion, prior to crediting the named executive officers’ performance award accounts with respect to a particular year, reduce or eliminate the amount of the annual earnings per share that otherwise would be credited to any performance award account for the year. The balance in the performance award account is generally paid as soon as practicable after December 31 of the year in which the third anniversary of the award occurs, which will occur on December 31, 2009 for the units granted in 2006.

(2)	Represents shares of performance-based restricted stock units (RSUs) received in 2006 at the election of the applicable named executive officers in lieu of all or a portion of their cash incentive bonus for fiscal year 2005 payable pursuant to our annual incentive plan. The RSUs will ratably convert into shares of our common stock over a three-year period on each grant date anniversary, provided the average of the return on investment for the five calendar years preceding the year of vesting is at least 6%. The RSUs are awarded at a 50% premium in order to compensate for risk. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the shares of our common stock. Each of Messrs. Adkerson, Arnold and Johnson and Ms. Quirk elected to participate in the program with respect to 100%, 25%, 25% and 25% of their respective 2005 cash bonus awards payable under the annual incentive plan, which were paid on January 31, 2006.

(3)	Represents possible cash incentive bonus payment pursuant to the annual incentive plan for fiscal year 2006. Under the plan, our executives were eligible to receive a stated percentage of an incentive pool, provided that our five-year average return on investment is equal to or greater than 6%. See the discussion regarding our annual incentive plan in the “Compensation Discussion and Analysis” for more information. The target amounts indicated are based on fiscal year 2005 performance, however the actual amounts paid to our named executive officers pursuant to the annual incentive plan for 2006 are reflected in the “Summary Compensation Table.” The estimated future payouts under non-equity incentive plan awards for Messrs. Adkerson and Arnold and Ms. Quirk have been reduced to reflect their prior elections to receive performance-based restricted stock units in lieu of a percentage of their annual cash incentive bonus for 2006.

(4)	These amounts were calculated using the average of the 2003 through 2006 annual earnings per share (as defined in the LTPIP) applied over a four-year period. Future payments attributable to these awards will be determined based on actual earnings over the four-year period, which can be expected to differ from the average of the 2003 through 2006 annual earnings per share.

Outstanding Equity Awards at December 31, 2006

	Option Awards(1)				Stock Awards(2)
							Equity
							Incentive
							Plan
							Awards:	Equity Incentive
						Market	Number of	Plan Awards:
					Number	Value of	Unearned	Market or
	Number of	Number of			of Shares	Shares or	Shares,	Payout Value of
	Securities	Securities			or Units	Units of	Units or	Unearned
	Underlying	Underlying			of Stock	Stock	Other	Shares, Units or
	Unexercised	Unexercised	Option	Option	That	That	Rights	Other Rights
	Options	Options	Exercise	Expiration	Have Not	Have Not	That Have	That Have Not
Name	Exercisable	Unexercisable	Price(3)	Date	Vested	Vested(4)	Not Vested	Vested(4)

James R. Moffett	—	1,125,000	$37.04	02/01/15	—	—	—	—
Richard C. Adkerson	—	750,000	37.04	02/01/15	—	—	412,804	$23,005,566
Kathleen L. Quirk	—	7,500	18.885	02/04/13	1,360	$75,793	12,865	716,966
	—	37,500	36.765	02/03/14
	—	168,750	37.04	02/01/15
	17,000	—	37.04	02/01/15
Michael J. Arnold	—	18,750	18.885	02/04/13	—	—	15,053	838,904
	—	37,500	36.765	02/03/14
	—	168,750	37.04	02/01/15
Mark J. Johnson	—	6,250	18.885	02/04/13	—	—	10,274	572,570
	—	37,500	36.765	02/03/14
	—	168,750	37.04	02/01/15
	6,250	—	18.885	02/04/13
Adrianto Machribie	—	21,250	18.885	02/04/13	—	—	—	—
	—	42,500	36.765	02/03/14
	—	191,250	37.04	02/01/15

(1)	The stock options will become exercisable in 25% increments over a four-year period and have a term of 10 years. The stock options will become immediately exercisable in their entirety if, under certain circumstances (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

(2)	Subject to the average return on investment for the five calendar years preceding the year of vesting being at least 6% for the equity incentive plan awards, the restricted stock units held by the named executive officers will vest and be paid out in shares of our common stock as follows:

Name	RSUs	Vesting Date

Mr. Adkerson	58,343	02/03/07
	35,711	02/01/07
	35,711	02/01/08
	94,347	01/31/07
	94,346	01/31/08
	94,346	01/31/09
Ms. Quirk	1,360	02/03/07
	1,295	02/01/07
	1,296	02/01/08
	3,425	01/31/07
	3,424	01/31/08
	3,425	01/31/09
Mr. Arnold	2,188	02/03/07
	1,295	02/01/07
	1,296	02/01/08
	3,425	01/31/07
	3,424	01/31/08
	3,425	01/31/09
Mr. Johnson	3,425	01/31/07
	3,424	01/31/08
	3,425	01/31/09

(3)	The exercise price of each outstanding stock option reflected in this table was determined by reference to the average of the high and low quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Effective January 30, 2007, the corporate personnel committee of our board of directors amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.

(4)	The market value of the unvested restricted stock units reflected in this table was based on the $55.73 closing market value per share of our common stock as of December 29, 2006.

Option Exercises and Stock Vested
During 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	Vesting(1)

James R. Moffett	774,654	$30,576,271	—	—
Richard C. Adkerson	449,827	18,005,429	103,156	$6,477,632
Kathleen L. Quirk	72,988	2,708,778	3,978	249,600
Michael J. Arnold	112,469	3,737,734	7,123	444,448
Mark J. Johnson	81,240	2,473,362	—	—
Adrianto Machribie	127,465	4,236,105	—	—

(1)	Amount realized is based on the average of the high and low quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on date of exercise of the options or the date of vesting of the restricted stock units, as applicable, or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Retirement Benefit Programs

Non-Qualified Defined Contribution Plan.  Our non-qualified defined contribution plan allows participants who earn over the qualified plan limits to contribute to such plan and to receive company contributions. The company contributes a percentage of eligible compensation (base salary plus 50% of bonuses) in excess of qualified plan limits for Messrs. Moffett, Adkerson, Arnold and Johnson and Ms. Quirk. In addition, the company makes a contribution equal to 5% of the participant’s compensation above the qualified plan limit. Participants also may elect to contribute up to 20% of their base salary. The table below sets forth the unfunded balances under our non-qualified defined contribution plan for each named executive officer (other than Mr. Machribie, who does not participate in this plan), as of December 31, 2006.

Nonqualified Deferred Compensation

		Registrant			Aggregate
	Executive	Contributions	Aggregate	Aggregate	Balance at
	Contributions in	in Last	Earnings in Last	Withdrawals/	Last Fiscal
Name	Last Fiscal Year	Fiscal Year	Fiscal Year(1)	Distributions	Year End

James R. Moffett	$217,500	$1,426,425	$1,137,121	—	$15,159,507
Richard C. Adkerson	230,000	842,600	573,543	—	8,831,023
Kathleen L. Quirk	—	60,525	11,655	—	166,763
Michael J. Arnold	60,000	60,345	120,650	—	1,897,744
Mark J. Johnson	25,000	52,250	10,079	—	181,091

(1)	Contributions made to a non-matched company contribution account are treated as if invested to provide a rate of interest equal to the rate for ten-year Treasury Notes, plus a percentage to be determined annually by the administrative committee. The rate of interest was set in July 2000 to yield 10% each year, however monthly compounding is taken into consideration. If the first business days of the month fall over a weekend or holiday no interest shall accrue for those days. At the time the rate of interest was set 120% of the applicable federal long-term rate with monthly compounding was 7.44%. The difference between the actual earnings and 7.44% is considered preferential earnings.

Supplemental Executive Retirement Plan — Messrs. Moffett and Adkerson.  In February 2004, we established a Supplemental Executive Retirement Plan (SERP) for Messrs. Moffett and Adkerson. The corporate personnel committee, advised by Mercer, its independent compensation consultant, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest base pay for any three of the five years immediately preceding the executive’s retirement, plus his average bonus for those years, provided that the average bonus cannot exceed 200% of average base pay. The percentage used in this calculation is equal to 2% for each year of credited service up to 25 years, or a maximum of 50%.

The SERP benefit will be reduced by the value of all benefits received under the cash-balance program (as discussed below) and all other retirement plans (qualified and non-qualified), sponsored by the company, FM Services Company, one of our wholly owned subsidiaries (the Services Company), or by any predecessor employer (including our former parent company, Freeport-McMoRan Inc.), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. In addition, the SERP benefit will be reduced by 3% per year if retirement precedes age 65. Messrs. Moffett and Adkerson are both 100% vested under the SERP. Using their current compensation and assuming both continue in their current positions and retire on December 31, 2008, the termination date of their current employment agreements, the estimated annual benefits that would be paid in accordance with the SERP would be $1.4 million annually, or an equivalent lump sum of $16.8 million, for Mr. Moffett, and $0.6 million annually, or an equivalent lump sum of $8.6 million, for Mr. Adkerson.

Discontinued Cash-Balance Program.  Until June 30, 2000, both our company and the Services Company had a traditional defined-benefit program paying benefits determined primarily by the individual’s final average earnings and years of service. In 1996, this plan was converted to a cash-balance program. The cash-balance program consisted of two plans: a funded qualified plan and an unfunded non-qualified plan. The present value of the benefit earned by each participant under the non-qualified plan was transferred, effective June 30, 2000 to our unfunded non-qualified defined contribution plan. We formally terminated the qualified cash-balance plan, the Employee Retirement Plan, effective June 30, 2000. Distribution of plan assets has awaited Internal Revenue Service (IRS) approval of the termination. Approval has been delayed while the IRS develops a national policy regarding plans that have converted to the account balance type of design. We will contribute to the plan any amount needed to complete the funding of benefits. When distribution occurs, a participant will be able to elect to receive his or her benefit under the plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that can be transferred into another qualified plan (such as our Employee Capital Accumulation Program or ECAP) or an IRA, or received in cash subject to applicable tax withholdings.

Pension Benefits

			Present Value of	Payments
		Number of Years	Accumulated	During Last
Name	Plan Name	Credited Service(1)	Benefit(2)	Fiscal Year

James R. Moffett	Supplemental Executive	25	$14,795,000	$0
	Retirement Plan
	Employee Retirement Plan	5	136,704	0
Richard C. Adkerson	Supplemental Executive	18	6,712,187	0
	Retirement Plan
	Employee Retirement Plan	5	112,029	0
Kathleen L. Quirk	Employee Retirement Plan	11	74,611	0
Michael J. Arnold	Employee Retirement Plan	9	163,886	0
Mark J. Johnson	Employee Retirement Plan	13	149,984	0

(1)	The years of credited service under the Supplemental Executive Retirement Plan is the participant’s years of service with the company and its predecessor beginning in 1981, but capped at 25 years. The years of credited service under the Employee Retirement Plan is based on each participant’s service with the company through 2000, the year the plan benefits were frozen, and also includes service under the plan prior to its conversion to a cash balance plan.

(2)	For the Supplemental Executive Retirement Plan, the present value of the accumulated benefit at the normal retirement date is calculated using the following assumptions: the mortality table described in Revenue Ruling 2001-62 of the Internal Revenue Service, and a 6% interest rate. For Mr. Adkerson, the present value at normal retirement date is discounted to the plan’s measurement date using a 4% interest rate with no mortality. With regard to the Employee Retirement Plan, there were no assumptions used to calculate the present value of the accumulated benefit, as the numbers reflect each participant’s account balance.

PT Freeport Indonesia’s Retirement Plan — Mr. Machribie.  Under PT Freeport Indonesia’s retirement plan for Indonesian employees, each participant, including Mr. Machribie, is entitled to benefits based upon the participant’s years of service and monthly base salary at the time of retirement. All benefits under the retirement plan are payable in rupiah, Indonesia’s currency. Under Indonesian law and the retirement plan, Mr. Machribie was deemed retired upon reaching the age of 60 on July 1, 2001. Mr. Machribie’s annual retirement benefit is an accrued lump sum benefit of U.S. $67,500, which he received in 2001 (paid in rupiah), and an annual annuity payment of U.S. $42,218 for life, which commenced in 2002 (payable in rupiah, translated at an exchange rate of approximately 9,838 rupiah per U.S. $1.00).

Because Mr. Machribie was no longer eligible to participate in PT Freeport Indonesia’s retirement plan but continued to work for us, PT Freeport Indonesia agreed to pay Mr. Machribie a one-time, lump sum cash payment upon conclusion of his employment with us. Accordingly, PT Freeport Indonesia paid Mr. Machribie the sum of $250,000 in connection with his retirement.

Potential Payments upon Termination or Change in Control

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, we provide the following additional benefits to our named executive officers in connection with termination of employment or a change in control.

Severance Benefits — Messrs. Moffett and Adkerson.  The employment agreements for both Messrs. Moffett and Adkerson provide that if we terminate the executive’s employment without cause (as defined in the agreement) or the executive terminates employment for good reason (as defined in the agreement), we will make certain payments and provide certain benefits to the executive, including:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.

If the executive’s employment terminates as a result of death, disability or retirement, benefits to the executive or his estate include the payment of a pro rata bonus for the year of termination, a cash payment ($1.8 million for Mr. Moffett and $900,000 for Mr. Adkerson) and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier. The executive will also receive an additional year’s vesting on unvested stock options, vesting of all outstanding restricted stock units, and payment of outstanding long-term performance incentive plan units, all as described in footnotes (1) — (3) to the table below.

As a condition to receipt of these severance benefits, the executive must retain in confidence all confidential information known to him concerning our business and us so long as the information is not otherwise publicly disclosed. Further, Messrs. Moffett and Adkerson have each agreed not to compete with us for a period of two years after termination of employment.

Change in Control Benefits — Messrs. Moffett and Adkerson.  The change in control agreements for Messrs. Moffett and Adkerson, as amended, will replace the employment agreements if a change in control of our company (as defined in the change in control agreements) occurs. If the change in control occurs prior to December 31, 2008, the agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed until the later of the third anniversary of the change in control or December 31, 2008.

If the executive is terminated without cause or if the executive terminates for “good reason” during the covered period after a change in control, the executive is generally entitled to receive the same payments and benefits that he would receive in the event of a similar termination under the employment agreements, described above. The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction.

If employment terminates as a result of death, disability or retirement following a change in control, the executive will receive the same benefits described above under “Severance Benefits — Messrs. Moffett and Adkerson” in the event of death, disability or retirement, except for the cash payment.

In addition, the change in control agreements provide that the executives are entitled to receive a payment in an amount sufficient to make the executives whole for any excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code.

The confidentiality and non-competition provisions of the executives’ employment agreements continue to apply after a change in control.

Change in Control Benefits — Ms. Quirk and Messrs. Arnold and Johnson.  In February 2004, we entered into change in control agreements with Ms. Quirk and Messrs. Arnold and Johnson. These agreements were approved by our corporate personnel committee, which was advised by its independent compensation consultant and independent legal counsel, and were then recommended to and approved by our board. If a change in control (as defined in the change in control agreements) occurs prior to December 31, 2008, the agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed until the later of the third anniversary of the change in control or December 31, 2008.

If the executive is terminated without cause or if the executive terminates for “good reason” during the covered period after a change in control, the executive is generally entitled to receive the following:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.

The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction. In addition, the change in control agreements provide that the executives are entitled to receive a payment in an amount sufficient to make the executives whole for any excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code.

Mr. Machribie’s Retirement Benefits.  Mr. Machribie retired as President Director of PT Freeport Indonesia effective July 1, 2006, although he is continuing to provide consulting services to the company. In addition to the retirement benefits described above under “PT Freeport Indonesia’s Retirement Plan — Mr. Machribie,” in connection with his retirement Mr. Machribie received payment for unused leave, a prorated portion of his annual incentive payment for 2006, and payout of his units under the LTPIP, all of which are quantified in the “Summary Compensation Table” above.

The following table quantifies the potential payments to our named executive officers, excluding Mr. Machribie, under the contracts, arrangements or plans discussed above, for various scenarios involving a change in control or termination of employment of each of our named executive officers, assuming a December 31, 2006 termination date, and where applicable, using the closing price of our common stock of $55.73 (as reported on the New York Stock Exchange as of December 29, 2006). In addition to these benefits, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Retirement Benefit Programs.”

			Restricted
			Stock
		Options	Units
		(Unvested	(Unvested
		and	and	LTPIP Units
	Lump Sum	Accelerated)	Accelerated)	(Accelerated)	Health	Tax Gross-
Name	Payment	(1)	(2)	(3)	Benefits	Up

James R. Moffett
• Retirement	$1,800,000	$7,008,750	n/a	$9,835,000	$249,120	n/a
• Death/Disability	$1,800,000	$7,008,750	n/a	$9,835,000	n/a	n/a
• Termination-Good Reason/No Cause	$65,718,000	$21,026,250	n/a	$9,835,000	$249,120	n/a
• Termination after Change in Control(4)	$65,718,000	$21,026,250	n/a	$9,835,000	$249,120	$0
Richard C. Adkerson
• Retirement	$900,000	$4,672,500	$23,005,567	$7,868,000	$57,546	n/a
• Death/Disability	$900,000	$4,672,500	$23,005,567	$7,868,000	n/a	n/a
• Termination- Good Reason/No Cause	$39,846,000	$14,017,500	$23,005,567	$7,868,000	$57,546	n/a
• Termination after Change in Control(4)	$39,846,000	$14,017,500	$23,005,567	$7,868,000	$57,546	$29,843,831
Kathleen L. Quirk
• Retirement	n/a	$1,683,244	$792,759	$2,360,400	n/a	n/a
• Death/Disability	n/a	$1,683,244	$792,759	$2,360,400	n/a	n/a
• Termination- Good Reason/ No Cause	n/a	n/a	(2)	n/a	n/a	n/a
• Termination after Change in Control(4)	$6,141,000	$4,141,463	$792,759	$2,360,400	$19,179	$4,107,153
Michael J. Arnold
• Retirement	n/a	$2,097,750	$838,904	$2,360,400	n/a	n/a
• Death/Disability	n/a	$2,097,750	$838,904	$2,360,400	n/a	n/a
• Termination- Good Reason/No Cause	n/a	n/a	(2)	n/a	n/a	n/a
• Termination after Change in Control(4)	$6,441,000	$4,555,969	$838,904	$2,360,400	$19,179	$0
Mark J. Johnson
• Retirement	n/a	$1,637,188	$572,570	$2,360,400	n/a	n/a
• Death/Disability	n/a	$1,637,188	$572,570	$2,360,400	n/a	n/a
• Termination- Good Reason/No Cause	n/a	n/a	(2)	n/a	n/a	n/a
• Termination after Change in Control(4)	$6,441,000	$4,095,406	$572,570	$2,360,400	$19,179	$4,429,768

(1)	Pursuant to the terms of the stock option agreements, upon termination of the executive’s employment as a result of death, disability or retirement, the unvested portion of any outstanding stock option that would have vested within one year of the date of termination shall vest. The values of the accelerated options were determined by multiplying (a) the difference between the December 29, 2006 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options.

(2)	Pursuant to the terms of the restricted stock unit agreements, upon termination of the executive’s employment as a result of death, disability or retirement, all outstanding restricted stock units, all amounts credited to the participant’s dividend equivalent account and all property distributions deposited in such account will vest. In addition, upon a termination by the company without cause, the corporate personnel committee, in its discretion, may elect to accelerate the vesting of the outstanding restricted stock units. The values of the accelerated restricted stock units were determined by multiplying the year-end closing price of our common stock by the number of unvested and accelerated restricted stock units.

(3)	Pursuant to the terms of the Long-Term Performance Incentive Plan (LTPIP), if the executive’s employment terminates prior to the end of the applicable performance period as a result of retirement, death or disability, the performance period applicable to any outstanding units will end as of December 31st of the year of such termination of employment. See the discussion of the LTPIP in “Compensation Discussion and Analysis” above.

(4)	Certain of the benefits described in the table would be achieved in the event of a change in control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements, upon a change in control as defined in the plans, (a) all outstanding stock options would immediately vest and (b) all restrictions on outstanding restricted stock units would lapse.

Audit Committee Report

The audit committee is currently comprised of five directors, all of whom are independent, as defined in the NYSE’s listing standards. Mr. Siegele joined the audit committee in October 2006 and Mr. Madonna joined in March 2007. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s external and internal auditors and (4) the independence of the company’s external auditors.

We review the company’s financial reporting process on behalf of our board. The audit committee’s responsibility is to monitor this process, but the audit committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent auditor, respectively.

During 2006, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee reviewed and discussed with management, the internal auditors and Ernst & Young management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of management’s assessment of the company’s internal control over financial reporting, both of which are included in the company’s annual report on Form 10-K for the year ended December 31, 2006.

Appointment of Independent Auditors; Financial Statement Review

In January 2006, in accordance with our charter, our committee appointed Ernst & Young LLP as the company’s independent auditors for 2006. We have reviewed and discussed the company’s audited financial statements for the year 2006 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2006, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2006.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditors. In January 2006, in accordance with our charter, our committee appointed Deloitte & Touche LLP as the company’s internal auditors for 2006. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal auditors also met with us without management being present to discuss these matters.

Robert A. Day, Chairman
Gerald J. Ford
H. Devon Graham, Jr.
Jon C. Madonna
Stephen H. Siegele

Dated: May 25, 2007

Independent Auditors

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years:

	2006	2005

Audit Fees	$1,909,000	$1,641,866
Audit-Related Fees(1)	383,000	45,000
Tax Fees(2)	74,283	40,667
All Other Fees	—	—

(1)	Relates to services rendered in connection with review of management’s reports to the board and quarterly earnings press releases.

(2)	Relates to services rendered in connection with advice on Indonesian tax matters.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the external auditors. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the Chairperson of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Chairperson since the last meeting of the committee and

(2) the projected fees for each service or group of services being provided by the independent auditors. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the audit committee, and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.

Selection and Ratification of the Independent Auditors

In January 2007, our audit committee appointed Ernst & Young LLP as our independent auditors for 2007. Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of Ernst & Young to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2007. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Certain Transactions

Our practice has been that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the United States Securities and Exchange Commission, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by the board of directors. Any such related party transactions will only be approved or ratified if the board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. All of the transactions relating to our directors described below have been reviewed and approved or ratified by our board.

We are parties to a services agreement with the Services Company, under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services on a cost-reimbursement basis. The Services Company also provides these services to McMoRan. Several of our directors and executive officers also serve as directors or executive officers of McMoRan. In 2006, McMoRan incurred $5.2 million of costs under its services agreement, and we expect McMoRan’s costs under its services agreement to approximate $4.3 million in 2007. We pay an allocable portion of expenses from consulting arrangements that the Services Company has entered into, some of which are described below.

B. M. Rankin, Jr. and the Services Company are parties to an agreement, renewable annually, under which Mr. Rankin renders services to us and McMoRan relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2006, the Services Company paid Mr. Rankin $490,000 ($316,900 of which was allocated to us) pursuant to this agreement. During 2006, the cost to the company for Mr. Rankin’s personal use of company facilities was $22,500, medical expenses and tax gross-ups was $46,572 and reimbursement for a portion of his office rent and for the services of an executive secretary employed by the Services Company was $45,197. In addition, during 2006 the cost to the company of Mr. Rankin’s personal use of fractionally owned company aircraft was $381,036.

J. Bennett Johnston and the Services Company are parties to an agreement, renewable annually, under which Mr. Johnston provides consulting services to us and our affiliates relating to international relations and commercial matters. Under this agreement, Mr. Johnston receives an annual consulting fee of $265,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing services. In 2006, the Services Company paid Mr. Johnston $265,000, plus out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee includes Mr. Johnston’s $40,000 annual fee for serving on our board. The Services Company also entered into a supplemental agreement with Mr. Johnston in January 2005 under which Mr. Johnston would receive an additional $50,000 of consulting fees for services rendered in connection with a project for McMoRan and an additional $50,000 upon successful completion of the project. Mr. Johnston received $50,000 for services rendered in connection with the project in 2005, and received the additional $50,000 in January 2007 upon the successful completion of the project. McMoRan is also a party to a services agreement with the Services

Company, pursuant to which McMoRan reimbursed the Services Company for the consulting fees paid to Mr. Johnston relating to McMoRan’s project.

Gabrielle K. McDonald and the Services Company are parties to an agreement, renewable annually, under which Ms. McDonald renders consulting services to us and our affiliates in connection with her role as Special Counsel on Human Rights to our company. Under this agreement, Ms. McDonald receives an annual fee of $265,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. In 2006, the Services Company paid Ms. McDonald $265,000, plus out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee includes Ms. McDonald’s $40,000 annual fee for serving on our board.

J. Stapleton Roy is Vice Chairman of Kissinger Associates, Inc. Kissinger Associates and the Services Company are parties to agreements, renewable annually, under which Kissinger Associates provides to us and our affiliates advice and consultation on specified world political, economic, strategic and social developments affecting our affairs. Under these agreements, Kissinger Associates receives an annual fee of $200,000, additional consulting fees based on the services rendered, and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing such services. In 2006, the Services Company paid Kissinger Associates its annual fee of $200,000, plus out-of-pocket expenses, for all services rendered under these agreements, all of which was allocated to us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2006, and written representations from certain reporting persons that no Forms 5 were required, we reasonably believe that all required reports were timely filed.

Proposal to Amend the 2006 Stock Incentive Plan

Our board of directors unanimously approved, and recommends that our stockholders approve, amendments to our 2006 Stock Incentive Plan (the “Plan”) to, among other things, increase the shares of common stock available for grant under the Plan to 37 million shares. The Plan, as amended and restated, is summarized below and attached as Annex A to this proxy statement. Because this is a summary, it does not contain all the information that may be important to you. You should read Annex A carefully before you decide how to vote.

Description of the Proposed Amendments

We believe that our growth depends significantly upon the efforts of our officers, employees and other service providers and that such individuals are best motivated to put forth maximum effort on our behalf if they own an equity interest in our company. In March 2007, we completed the acquisition of Phelps Dodge Corporation, which resulted in Phelps Dodge becoming a wholly owned subsidiary of our company. As a result, the number of employees and consultants who are now eligible to receive awards under our incentive plans increased by over 200 people. Currently, there are approximately 6.6 million shares of our common stock available for grant to our key personnel under our stock incentive plans. Due to our increased employee population and the continued interest in our restricted stock program pursuant to which officers and certain employees may elect to receive restricted stock units in lieu of a portion of their annual bonus, we believe this number is inadequate to address our short-term needs. So that we may continue to motivate and reward our key personnel with stock-based awards at appropriate levels, our board believes it is important that we (a) increase the number of shares available for grant under the Plan by an additional 25 million shares, (b) increase the sublimits under the Plan regarding the number of shares that may be granted as restricted stock, restricted stock units and other stock-based awards, and (c) extend the term of the amended and restated Plan to July 10, 2017, which is ten years after the date of the meeting.

Summary of the Amended and Restated 2006 Stock Incentive Plan

Administration.  Awards under the Plan will be made by the corporate personnel committee of our board of directors, which is currently made up of four independent members of our board. The corporate personnel committee has full power and authority to designate participants, to set the terms of awards and to make any determinations necessary or desirable for the administration of the Plan.

Eligible Participants.  The following persons are eligible to participate in the Plan:

•	our officers (including non-employee officers and officers who are also directors) and employees;

•	officers and employees of existing or future subsidiaries;

•	officers and employees of any entity with which we have contracted to receive executive, management or legal services and who provide services to us or a subsidiary under such arrangement;

•	consultants and advisers who provide services to us or a subsidiary; and

•	any person who has agreed in writing to become an eligible participant within 30 days.

A subsidiary is defined to include an entity in which we have a direct or indirect economic interest that is designated as a subsidiary by the corporate personnel committee. The corporate personnel committee may delegate to one or more of our officers the power to grant awards and to modify or terminate awards granted to eligible persons who are not our executive officers or directors, subject to certain limitations. It is anticipated that the corporate personnel committee’s determinations as to which eligible individuals will be granted awards and the terms of the awards will be based on each individual’s present and potential contributions to our success. The number of employees, consultants and executive, management and legal service providers eligible to receive awards under this plan is approximately 380 persons, consisting of 25 officers and 350 employees of our company and the Services Company and 5 consultants.

Number of Shares.  The maximum number of shares of our common stock with respect to which awards may be granted under the Plan as amended is 37 million. The additional 25 million shares to be made available for grant under the Plan represent approximately 6.6% of our outstanding common stock as of the record date, and approximately 5.5% of our fully diluted outstanding common stock (assuming conversion of all outstanding convertible securities, exercise of all outstanding options and vesting of all outstanding restricted stock units). Our current fully diluted outstanding common stock includes 39.1 million shares issuable upon conversion of our 6 3/4% Mandatory Convertible Preferred Stock, 23.3 million shares issuable upon conversion of our 5 1/2% Convertible Perpetual Preferred Stock, and approximately 38,000 shares issuable upon conversion of our 7% Convertible Senior Notes due 2011.

Awards that may be paid only in cash will not be counted against this share limit. Moreover, no individual may receive in any year awards under this plan, whether payable in cash or shares, that relate to more than 3,750,000 shares of our common stock.

Shares subject to awards that are forfeited or canceled will again be available for awards, as will shares issued as restricted stock or other stock-based awards that are forfeited or reacquired by us by their terms. Under no circumstances may the number of shares issued pursuant to incentive stock options exceed 37,000,000 shares. The number of shares with respect to which awards of restricted stock, restricted stock units and other stock-based awards for which a per share purchase price of less than 100% of fair market value is paid may not exceed 11,000,000 shares, of which only 1,500,000 may be issued without compliance with certain minimum vesting requirements. The shares to be delivered under this plan will be made available from our authorized but unissued shares of common stock, from treasury shares or from shares acquired by us on the open market or otherwise. Subject to the terms of this plan, shares of our common stock issuable under this plan may also be used as the form of payment of compensation under other plans or arrangements that we offer or that we assume in a business combination.

On May 25, 2007, the closing price on the NYSE of a share of our common stock was $74.61.

Types of Awards.  Stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards may be granted under the Plan in the discretion of the corporate personnel committee. Options granted under this Plan may be either non-qualified or incentive stock options. Only our employees or employees of our subsidiaries will be eligible to receive incentive stock options. Stock appreciation rights may be granted in conjunction with or unrelated to other awards and, if in conjunction with an outstanding option or other award, may be granted at the time of the award or thereafter, at the exercise price of the other award if permitted by Section 409A of the Internal Revenue Code.

The corporate personnel committee has discretion to fix the exercise or grant price of stock options and stock appreciation rights at a price not less than 100% of the fair market value of the underlying common stock at the time of grant (or at the time of grant of the related award in the case of a stock appreciation right granted in conjunction with an outstanding award if permitted by Section 409A of the Internal Revenue Code). This limitation on the corporate personnel committee’s discretion, however, does not apply in the case of awards granted in substitution for outstanding awards previously granted by an acquired company or a company with which we combine. The corporate personnel committee has broad discretion as to the terms and conditions upon which options and stock appreciation rights are exercisable, but under no circumstances will an option or a stock appreciation right have a term exceeding 10 years. This plan prohibits the reduction in the exercise price of stock options without stockholder approval except for certain adjustments described below.

The option exercise price may be paid:

•	in cash or cash equivalent;

•	in shares of our common stock;

•	through a “cashless” exercise arrangement with a broker approved in advance by the company;

•	if approved by the corporate personnel committee, through a “net exercise,” whereby shares of common stock equal in value to the aggregate exercise price or less are withheld from the issuance, or

•	in any other manner authorized by the corporate personnel committee.

Upon the exercise of a stock appreciation right with respect to our common stock, a participant will be entitled to receive, for each share subject to the right, the excess of the fair market value of the share on the date of exercise over the exercise price. The corporate personnel committee has the authority to determine whether the value of a stock appreciation right is paid in cash or our common stock or a combination of the two.

The corporate personnel committee may grant to a participant restricted shares of our common stock that are subject to restrictions regarding the sale, pledge or other transfer by the participant for a specified period. All shares of restricted stock will be subject to the restrictions that the corporate personnel committee may designate in an agreement with the participant, including, among other things, that the shares are required to be forfeited or resold to us in the event of termination of employment under certain circumstances or in the event specified performance goals or targets are not met. With limited exceptions, a restricted period of at least three years is required, with incremental vesting permitted during the three-year period, except that if the vesting or grant of shares of restricted stock is subject to the attainment of performance goals, the restricted period may be one year or more with incremental vesting permitted. Subject to the restrictions provided in the participant’s agreement, a participant receiving restricted stock will have all of the rights of a stockholder as to the restricted stock, including dividend and voting rights.

The corporate personnel committee may also grant participants awards of restricted stock units, as well as awards of our common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, our common stock (Other Stock-Based Awards). The corporate personnel committee has discretion to determine the participants to whom restricted stock units or Other Stock-Based Awards are to be made, the times at which such awards are to be made, the size of the awards, the form of payment, and all other conditions of the awards, including any restrictions, deferral periods or performance requirements. With limited exceptions, a vesting period of at least three years is required, with incremental vesting permitted during the three-year period, except that if the vesting is subject to the attainment of performance goals, the vesting period may be one year or more with incremental vesting permitted. The terms of the restricted stock units and the Other Stock-Based Awards will be subject to the rules and regulations that the corporate personnel committee determines, and may include the right to receive currently or on a deferred basis dividends or dividend equivalents.

Performance-Based Compensation under Section 162(m).  Stock options and stock appreciation rights, if granted in accordance with the terms of the Plan, are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. For grants of restricted stock, restricted stock units and Other Stock-Based Awards that are intended to qualify as performance-based compensation under Section 162(m), the corporate personnel committee will establish specific performance goals for each performance period not later than 90 days after the beginning of the performance period. The corporate personnel committee will also establish a schedule, setting forth the portion of the award that will be earned or forfeited based on the degree of achievement of the performance goals by our company, a division or a subsidiary at the end of the performance period. The corporate personnel committee will use any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, return on equity, return on investment, cash provided by operating activities, increase in cash flow, return on cash flow, or increase in production, of the company, a division of the company or a subsidiary. For any performance period, the performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the corporate personnel committee, relative to internal goals, or relative to levels attained in prior years. If an award of restricted stock, restricted stock units or an Other Stock-Based Award is intended to qualify as performance-based compensation under Section 162(m), the corporate personnel committee must certify in writing that the performance goals and all applicable conditions have been met prior to payment.

If there is a change in control of our company or if a participant retires, dies or becomes disabled during the performance period, the corporate personnel committee may provide that all or a portion of the stock options, restricted stock, restricted stock units and Other Stock-Based Awards will automatically vest.

The corporate personnel committee retains authority to change the performance goal objectives with respect to future grants to any of those provided in the Plan.

Adjustments.  If the corporate personnel committee determines that any stock dividend or other distribution (whether in the form of cash, securities or other property), recapitalization, reorganization, stock split, reverse stock split, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase shares or other securities of our company, or other similar corporate event affects our common stock in such a way that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended to be granted and available for grant under the Plan, then the corporate personnel committee shall:

•	make equitable adjustments in

•	the number and kind of shares (or other securities or property) that may be the subject of future awards under this plan, and

•	the number and kind of shares (or other securities or property) subject to outstanding awards and the respective grant or exercise prices; and

•	if appropriate, provide for the payment of cash to a participant.

The corporate personnel committee may also adjust awards to reflect unusual or nonrecurring events that affect us or our financial statements or to reflect changes in applicable laws or accounting principles.

Amendment or Termination.  The Plan may be amended or terminated at any time by the board of directors, except that no amendment may materially impair an award previously granted without the consent of the recipient and no amendment may be made without stockholder approval if the amendment would:

•	materially increase the benefits accruing to participants under this plan;

•	increase the number of shares of our common stock that may be issued under this plan;

•	materially expand the classes of persons eligible to participate in this plan;

•	expand the types of awards available under the plan;

•	materially extend the term of the plan;

•	materially change the method of determining the exercise price of options or the grant price of stock appreciation rights; or

•	permit a reduction in the exercise price of options.

Unless terminated sooner, no awards will be made under the Plan after July 10, 2017.

Federal Income Tax Consequences of Awards

The federal income tax consequences related to the issuance of the different types of awards that may be granted under the Plan are summarized below. Participants who are granted awards under the Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options.  A participant who is granted a stock option normally will not realize any income, nor will our company normally receive any deduction for federal income tax purposes, in the year the option is granted.

When a non-qualified stock option granted through the Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m) of the Internal Revenue Code, we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Internal Revenue Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. Our company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.

If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Restricted Stock.  Unless the participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date, and our company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units.  A participant will not be deemed to have received taxable income upon the grant of restricted stock units. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares to a participant with respect to restricted stock units, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

Stock Appreciation Rights.  Generally, a participant who is granted a stock appreciation right under the Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the stock received on the day it is received.

In general, there are no federal income tax deductions allowed to our company upon the grant of stock appreciation rights. Upon the exercise of the stock appreciation right, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m).

Other Stock-Based Awards.  Generally, a participant who is granted an Other Stock-Based Award under the Plan will recognize ordinary income at the time the cash or shares of common stock associated with the award are received. If stock is received, the ordinary income will be equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock.

In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Section 409A.  If any award constitutes non-qualified deferred compensation under Section 409A of the Internal Revenue Code, it will be necessary that the award be structured to comply with Section 409A to avoid the imposition of additional tax, penalties and interest on the participant.

Tax Consequences of a Change in Control.  If, upon a change in control of our company, the exercisability, vesting or payout of an award is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change in control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing discussion summarizes the federal income tax consequences of awards that may be granted under the Plan based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences.

Payment of Withholding Taxes.  We may withhold from any payments or stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of common stock or to have our company withhold, from the shares the participant would otherwise receive, shares, in each case having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined.

Equity Compensation Plan Information as of December 31, 2006

The following table presents information as of December 31, 2006, regarding our incentive compensation plans under which common stock may be issued to employees and non-employees as compensation.

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to		Weighted-Average	Equity Compensation
	be Issued upon Exercise		Exercise Price of	Plans (Excluding
	of Outstanding Options,		Outstanding Options,	Securities Reflected in
	Warrants and Rights		Warrants and Rights	Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	6,333,289	(1)	$39.70	13,683,719	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	6,333,289	(1)	$39.70	13,683,719	(2)

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes shares issuable upon (a) the vesting of 515,573 restricted stock units, and (b) the termination of deferrals with respect to 16,000 restricted stock units that were vested as of December 31, 2006. These awards are not reflected in column (b) as they do not have an exercise price.

(2)	As of December 31, 2006, there were 12,000,000 shares remaining available for future issuance under the 2006 Stock Incentive Plan, (a) all of which could be issued under the terms of the plan upon the exercise of stock options or stock appreciation rights, and (b) only 4,000,000 of which could be issued under the terms of the plan in the form of restricted stock or “other stock-based awards,” which awards are valued in whole or in part on the value of the shares of common stock. There were 1,104,749 shares remaining available for future issuance under the 2003 Stock Incentive Plan, all of which could be issued under the terms of the plan (a) upon the exercise of stock options or stock appreciation rights, or (b) in the form of restricted stock or “other stock-based awards.” In addition, there were 62,821 shares remaining available for future issuance under the 1999 Stock Incentive Plan, all of which could be issued (a) upon the exercise of stock options or stock appreciation rights, or (b) in the form of restricted stock or “other stock-based awards.” Finally, there were 516,149 shares remaining available for future issuance under the 2004 Director Compensation Plan, which shares are issuable under the terms of the plan (a) only to eligible directors, and (b) upon the exercise of stock options or in the form of common stock and restricted stock units, as specifically set forth in the plan.

On March 19, 2007, we acquired Phelps Dodge Corporation, and in connection with that acquisition we assumed the outstanding stock options granted by Phelps Dodge under its two stock incentive plans, which options were converted to options to purchase our common stock. We will not, however, make any additional grants of awards under these former Phelps Dodge stock incentive plans. In addition, on January 30, 2007, May 1, 2007 and May 11, 2007, the corporate personnel committee granted options pertaining to an aggregate 6,113,500 shares of our common stock and 448,901 restricted stock units from our current plans. Thus, as of May 15, 2007, the number of outstanding awards has increased and there are only 7.1 million shares remaining available for future issuance under our equity compensation plans, of which only 6.6 million are available for grants to officers, employees and key personnel, as set forth in the table below.

Equity Compensation Plan Information as of May 15, 2007

In light of the additional grants made by the committee in 2007, the following table presents information as of May 15, 2007, regarding our incentive compensation plans under which common stock may be issued to employees and non-employees as compensation.

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to		Weighted-Average		Equity Compensation
	be Issued upon Exercise		Exercise Price of		Plans (Excluding
	of Outstanding Options,		Outstanding Options,		Securities Reflected in
	Warrants and Rights		Warrants and Rights		Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	12,240,928	(1)	$55.13	(2)	7,147,943	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	12,240,928	(1)	$55.13	(2)	7,147,943	(3)

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes shares issuable upon (a) the vesting of 749,873 restricted stock units, and (b) the termination of deferrals with respect to 16,000 restricted stock units that were vested as of May 15, 2007. These awards are not reflected in column (b) as they do not have an exercise price.

(2)	The weighted-average remaining term of the outstanding stock options as of May 15, 2007 is 8.85 years.

(3)	As of May 15, 2007, there were 6,626,375 shares remaining available for future issuance under the 2006 Stock Incentive Plan, (a) all of which could be issued under the terms of the plan upon the exercise of stock options or stock appreciation rights, and (b) only 4,000,000 of which could be issued under the terms of the plan in the form of restricted stock or “other stock-based awards,” which awards are valued in whole or in part on the value of the shares of common stock. There were 22,223 shares remaining available for future issuance under the 2003 Stock Incentive Plan, all of which could be issued under the terms of the plan (a) upon the exercise of stock options or stock appreciation rights, or (b) in the form of restricted stock or “other stock-based awards.” In addition, there were 1,196 shares remaining available for future issuance under the 1999 Stock Incentive Plan, all of which could be issued (a) upon the exercise of stock options or stock appreciation rights, or (b) in the form of restricted stock or “other stock-based awards.” Finally, there were 498,149 shares remaining available for future issuance under the 2004 Director Compensation Plan, which shares are issuable under the terms of the plan (a) only to eligible directors, and (b) upon the exercise of stock options or in the form of common stock and restricted stock units, as specifically set forth in the plan.

Awards to Be Granted

Grants of awards under the Plan will be made in the future by the corporate personnel committee as it deems appropriate.

Vote Required for Approval of the Amendments to the 2006 Stock Incentive Plan

Under our by-laws and NYSE rules, approval of the amendments to the 2006 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting, and the total votes cast on the proposal must represent more than 50% of our outstanding common stock as of the record date. For the purposes of approving this proposal under the NYSE rules, abstentions and broker non-votes will be excluded from the tabulation of votes cast, and therefore will not affect the outcome of the vote (except to the extent such abstentions and broker non-votes result in a failure to obtain total votes cast on the proposal representing more than 50% of all shares of our common stock entitled to vote on the proposal). Our board of directors unanimously recommends a vote FOR this proposal.

Financial Information

A copy of our 2006 annual report accompanies this proxy statement. The financial statements that are included in our 2006 annual report are incorporated herein by reference. Additional copies of our 2006 annual report to stockholders and copies of our annual report on Form 10-K for the year ended December 31, 2006 (except for exhibits, unless the exhibits are specifically incorporated by reference) are available on our web site at www.fcx.com, and printed copies are also available without charge upon request. You may request printed copies by writing or calling us at:

Freeport-McMoRan Copper & Gold Inc.
One North Central Avenue
Phoenix, Arizona 85004
Attention: Investor Relations
(602) 366-8100

Annex A

AMENDED AND RESTATED
FREEPORT-McMoRan COPPER & GOLD INC.
2006 STOCK INCENTIVE PLAN

Section 1

Purpose.  The purpose of the Amended and Restated Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan (the “Plan”) is to motivate and reward key employees, consultants and advisers by giving them a proprietary interest in the Company’s success.

Section 2

Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award.

“Award Agreement” shall mean any written or electronic notice of grant, agreement, contract or other instrument or document evidencing any Award, which may, but need not, be required to be executed, acknowledged or accepted by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean, until otherwise determined by the Board, the Corporate Personnel Committee of the Board.

“Common Stock” shall mean the Common Stock, $.10 par value per share of the Company.

“Company” shall mean Freeport-McMoRan Copper & Gold Inc.

“Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive the benefits due the Participant under the Plan in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Eligible Individual” shall mean (i) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any such person who is also a director of the Company, (ii) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary, (iii) any officer or employee of an entity with which the Company has contracted to receive executive, management or legal services who provides services to the Company or a Subsidiary through such arrangement, (iv) any consultant or adviser to the Company, a Subsidiary or to an entity described in clause (iii) hereof who provides services to the Company or a Subsidiary through such arrangement and (v) any person who has agreed in writing to become a person described in clauses (i), (ii), (iii) or (iv) within not more than 30 days following the date of grant of such person’s first Award under the Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option granted under Section 6 of the Plan.

“Other Stock Based Award” shall mean any right or award granted under Section 10 of the Plan.

“Participant” shall mean any Eligible Individual granted an Award under the Plan.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Restricted Stock” shall mean any restricted stock granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any restricted stock unit granted under Section 9 of the Plan.

“Section 162(m)” shall mean Section 162(m) of the Code and all regulations promulgated thereunder as in effect from time to time.

“Section 409A” shall mean Section 409A of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Shares” shall mean the shares of Common Stock of the Company and such other securities of the Company or a Subsidiary as the Committee may from time to time designate.

“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

“Subsidiary” shall mean (i) any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

Section 3

(a) Administration.  The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an Eligible Individual; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, whole Shares, other whole securities, other Awards, other property or other cash amounts payable by the Company upon the exercise of that or other Awards, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable by the Company with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder of the Company and any Eligible Individual.

(b) Delegation.  Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant and set the terms of, to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Eligible Individuals who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section; provided, however, that the per share exercise price of any Option granted under this Section 3(b) shall be equal to the fair market value of the underlying Shares on the date of grant.

Section 4

Eligibility.  Any Eligible Individual shall be eligible to be granted an Award.

Section 5

(a) Shares Available for Awards.  Subject to adjustment as provided in Section 5(b):

(i) Calculation of Number of Shares Available.

(A) Subject to the other provisions of this Section 5(a), the number of Shares with respect to which Awards payable in Shares may be granted under the Plan shall be 37,000,000 shares of Common Stock. Awards that by their terms may be settled only in cash shall not be counted against the maximum number of Shares provided herein.

(B) The number of Shares that may be issued pursuant to Incentive Stock Options may not exceed 37,000,000 Shares.

(C) Subject to the other provisions of this Section 5(a):

(1) the maximum number of Shares with respect to which Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards payable in Shares for which a per share purchase price that is less than 100% of the fair market value of the securities to which the Award relates shall be 11,000,000 Shares; and

(2) no more than 1,500,000 Shares may be issued pursuant to Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards payable in Shares without compliance with the minimum vesting periods set forth in Sections 8(b), 9(b) and 10(b), respectively. If (x) Restricted Stock, Restricted Stock Units or an Other Stock-Based Award is granted with a minimum vesting period of at least three years or a minimum vesting period of at least one year and subject to the attainment of specific performance goals, and (y) the vesting of such Award is accelerated in accordance with Section 12(a) hereof as a result of the Participant’s death, retirement or other termination of employment or cessation of consulting or advisory services to the Company, or a change in control of the Company, such Shares shall not count against the 1,500,000 limitation described herein.

(D) To the extent any Shares covered by an Award are not issued because the Award is forfeited or canceled or the Award is settled in cash, such Shares shall again be available for grant pursuant to new Awards under the Plan.

(E) In the event that Shares are issued as Restricted Stock or Other Stock-Based Awards under the Plan and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such Shares shall again be available for grant pursuant to new Awards under the Plan. With respect to Stock Appreciation Rights, if the Award is payable in Shares, all Shares to which the Award relates shall be counted against the Plan limits, rather than the net number of Shares delivered upon exercise of the Award.

(ii) Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist of authorized and unissued Shares or of treasury Shares, including Shares held by the Company or a Subsidiary and Shares acquired in the open market or otherwise obtained by the Company or a Subsidiary. The issuance of Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(iii) Individual Limit.  Any provision of the Plan to the contrary notwithstanding, no individual may receive in any year Awards under the Plan, whether payable in cash or Shares, that relate to more than 3,750,000 Shares.

(iv) Use of Shares.  Subject to the terms of the Plan and the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including, but not limited to, the Company’s Annual Incentive Plan and the plans or arrangements of the Company or a Subsidiary assumed in business combinations.

(b) Adjustments.  In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, Subsidiary securities, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, spin off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award and, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award and, if deemed appropriate, adjust outstanding Awards to provide the rights contemplated by Section 11(b) hereof; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto and, with respect to all Awards under the Plan, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the requirements for full deductibility under Section 162(m); and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(c) Performance Goals for Section 162(m) Awards.  The Committee shall determine at the time of grant if a grant of Restricted Stock, Restricted Stock Units or Other Stock-Based Award is intended to qualify as “performance-based compensation” as that term is used in Section 162(m). Any such grant shall be conditioned on the achievement of one or more performance measures. The performance measures pursuant to which the Restricted Stock, Restricted Stock Units or Other Stock-Based Award shall vest shall be any or a combination of the following: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, return on equity, return on investment, cash provided by operating activities, increase in cash flow, return on cash flow, or increase in production of the Company, a division of the Company or a Subsidiary. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. For grants of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards intended to qualify as “performance-based compensation,” the grants and the establishment of performance measures shall be made during the period required under Section 162(m).

Section 6

(a) Stock Options.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Options shall be granted, the number of Shares to be covered by each Option, the option price thereof and the conditions and limitations applicable to the exercise of the Option and the other terms thereof. The Committee shall have the authority to grant Incentive Stock Options, Nonqualified Stock Options or both. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be required by Section 422 of the Code, as from time to time amended, and any implementing regulations. Except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the exercise price of any Option granted under this Plan shall not be less than 100% of the fair market value of the underlying Shares on the date of grant.

(b) Exercise.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter, provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of 10 years after the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any condition relating to the application of Federal or state securities laws, as it may deem necessary or advisable. An Option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of Shares to be purchased. The exercise notice shall be accompanied by the full purchase price for the Shares.

(c) Payment.  The Option price shall be payable in United States dollars and may be paid by (i) cash or cash equivalent; (ii) delivery of shares of Common Stock, subject to any holding periods established by the Committee; (iii) through a “cashless” exercise arrangement with a broker approved in advance by the Committee; (iv) if approved by the Committee, through a “net exercise” procedure whereby the Optionee surrenders the Option in exchange for that number of shares of Common Stock with an aggregate fair market value equal to the difference between the aggregate exercise price of the options being surrendered and the aggregate fair market value of the shares of Common Stock subject to the Option; or (v) in such other manner as may be authorized from time to time by the Committee. In the event shares of Common Stock are delivered or withheld pursuant to (ii) or (iv) above, as applicable, the shares shall be valued at the fair market value (valued in accordance with procedures established by the Committee) on the effective date of the exercise. Prior to the issuance of Shares upon the exercise of an Option, a Participant shall have no rights as a shareholder.

Section 7

(a) Stock Appreciation Rights.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Award of Stock Appreciation Rights, the grant price thereof and the conditions and limitations applicable to the exercise of the Stock Appreciation Right and the other terms thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to any other Award. Stock Appreciation Rights granted in tandem with or in addition to an Option or other Award may be granted either at the same time as the Option or other Award or at a later time. Stock Appreciation Rights shall not be exercisable after the expiration of 10 years after the date of grant. Except in the case of a Stock Appreciation Right granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the grant price of any Stock Appreciation Right granted under this Plan shall not be less than 100% of the fair market value of the Shares covered by such Stock Appreciation Right on the date of grant or, in the case of a Stock Appreciation Right granted in tandem with a then outstanding Option or other Award, on the date of grant of such related Option or Award if permitted by Section 409A.

(b) A Stock Appreciation Right shall entitle the holder thereof to receive upon exercise, for each Share to which the Stock Appreciation Right relates, an amount equal to the excess, if any, of the fair market value of a Share on the date of exercise of the Stock Appreciation Right over the grant price. The Committee shall determine at the time of grant of a Stock Appreciation Right whether it shall be settled in cash, Shares or a combination of cash and Shares.

Section 8

(a) Restricted Stock.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Restricted Stock shall be granted, the number of Shares to be covered by each Award of Restricted Stock and the terms, conditions, and limitations applicable thereto. An Award of Restricted Stock may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. An award of Restricted Stock may be made in lieu of the payment of cash compensation otherwise due to an Eligible Individual. To the extent that Restricted Stock is intended to qualify as “performance- based compensation” under Section 162(m), it must be made subject to the attainment of one or more of the performance goals specified in Section 5(c) hereof and meet the additional requirements imposed by Section 162(m).

(b) The Restricted Period.  At the time that an Award of Restricted Stock is made, the Committee shall establish a period of time during which the transfer of the Shares of Restricted Stock shall be restricted (the

“Restricted Period”). Each Award of Restricted Stock may have a different Restricted Period. Except for Restricted Stock that vests on the attainment of performance goals, and except as provided in Section 5(a)(i)(C)(2), a Restricted Period of at least three years is required, with incremental vesting of the Award over the three-year period permitted. If the grant or vesting of the Shares is subject to the attainment of specified performance goals, a Restricted Period of at least one year with incremental vesting is permitted. The expiration of the Restricted Period shall also occur as provided in the Award Agreement in accordance with Section 12(a) hereof.

(c) Escrow.  The Participant receiving Restricted Stock shall enter into an Award Agreement with the Company setting forth the conditions of the grant. Any certificates representing Shares of Restricted Stock shall be registered in the name of the Participant and deposited with the Company, together with a stock power endorsed in blank by the Participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan (the “Plan”) and a notice of grant issued thereunder to the registered owner by Freeport-McMoRan Copper & Gold Inc. Copies of the Plan and the notice of grant are on file at the principal office of Freeport-McMoRan Copper & Gold Inc.

If the Shares of Restricted Stock are represented by book or electronic entry rather than a certificate, the Company shall take such steps to restrict transfer of the Restricted Stock as counsel for the Company deems necessary or advisable to comply with applicable law.

(d) Dividends on Restricted Stock.  Any and all cash and stock dividends paid with respect to the Shares of Restricted Stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Award Agreement.

(e) Forfeiture.  In the event of the forfeiture of any Shares of Restricted Stock under the terms provided in the Award Agreement (including any additional Shares of Restricted Stock that may result from the reinvestment of cash and stock dividends, if so provided in the Award Agreement), such forfeited shares shall be surrendered and any certificates canceled. The Participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional Shares received pursuant to Section 5(b) or Section 11(b) due to a recapitalization, merger or other change in capitalization.

(f) Expiration of Restricted Period.  Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided in the Award Agreement or an amendment thereto, the restrictions applicable to the Restricted Stock shall lapse and a stock certificate for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered or book or electronic entry evidencing ownership shall be provided, free of all such restrictions and legends, except any that may be imposed by law, to the Participant or the Participant’s estate, as the case may be.

(g) Rights as a Stockholder.  Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Award Agreement, each Participant receiving Restricted Stock shall have all the rights of a stockholder with respect to Shares of stock during any period in which such Shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such Shares.

Section 9

(a) Restricted Stock Units.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Restricted Stock Units shall be granted, the number of Shares to be covered by each Award of Restricted Stock Units and the terms, conditions, and limitations applicable thereto. An Award of Restricted Stock Units is a right to receive shares of Common Stock in the future and may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. An award of Restricted Stock Units may be made in lieu of the payment of cash compensation otherwise due to an Eligible Individual. To the extent that an Award of Restricted Stock Units is intended to qualify as “performance-based compensation” under Section 162(m), it must be made subject to the attainment of one or more of the performance goals specified in Section 5(c) hereof and meet the additional requirements imposed by Section 162(m).

(b) The Vesting Period.  At the time that an Award of Restricted Stock Units is made, the Committee shall establish a period of time during which the Restricted Stock Units shall vest (the “Vesting Period”). Each Award of Restricted Stock may have a different Vesting Period. Except for Restricted Stock Units that vest based on the attainment of performance goals, and except as provided in Section 5(a)(i)(C)(2), a Vesting Period of at least three years is required with incremental vesting of the Award over the three-year period permitted. If the grant or vesting is subject to the attainment of specified performance goals, a Vesting Period of at least one year with incremental vesting is permitted. The expiration of the Vesting Period shall also occur as provided in the Award Agreement in accordance with Section 12(a) hereof.

(c) Rights as a Stockholder.  Subject to the terms and conditions of the Plan and subject to any restrictions that may be imposed in the Award Agreement, each Participant receiving Restricted Stock Units shall have no rights as a stockholder with respect to such Restricted Stock Units until such time as Shares are issued to the Participant.

Section 10

(a) Other Stock Based Awards.  The Committee is hereby authorized to grant to Eligible Individuals an “Other Stock-Based Award,” which shall consist of an Award that is not an instrument or Award specified in Sections 6 through 9 of this Plan, the value of which is based in whole or in part on the value of Shares. Other Stock Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as deemed by the Committee consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of any such Other Stock Based Award and may provide that such awards would be payable in whole or in part in cash. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be made subject to the attainment of one or more of the performance goals specified in Section 5(c) hereof and meet the additional requirements imposed by Section 162(m).

(b) Limitations.  Except for Other Stock-Based Awards that vest based on the attainment of performance goals, and except as provided in Section 5(a)(i)(C)(2), a vesting period of at least three years is required with incremental vesting of the Award over the three-year period permitted. If the grant or vesting is subject to the attainment of specified performance goals, a vesting period of at least one year with incremental vesting is permitted.

The expiration of the vesting period shall also occur as provided in the Award Agreement in accordance with Section 12(a) hereof.

(c) Dividend Equivalents.  In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under this Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the holder thereof with dividends or dividend equivalents, payable in cash, Shares, Subsidiary securities, other securities or other property on a current or deferred basis.

Section 11

(a) Amendment or Discontinuance of the Plan.  The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

(i) without the approval of the stockholders, (a) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (b) materially increase the benefits accruing to Participants under the Plan, (c) materially expand the classes of persons eligible to participate in the Plan, (d) expand the types of Awards available for grant under the Plan, (e) materially extend the term of the Plan, (f) materially change the method of determining the exercise price of Options or the grant price of Stock Appreciation Rights, and (g) amend Section 11(c) to permit a reduction in the exercise price of Options; or

(ii) materially impair, without the consent of the recipient, an Award previously granted.

(b) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5(b) hereof) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(c) Cancellation.  Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to such canceled Award. Notwithstanding the foregoing, except for adjustments permitted under Sections 5(b) and 11(b), no action by the Committee shall, unless approved by the stockholders of the Company, (i) cause a reduction in the exercise price of Options granted under the Plan or (ii) permit an outstanding Option with an exercise price greater than the current fair market value of a Share to be surrendered as consideration for a new Option with a lower exercise price, shares of Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards, a cash payment or Common Stock. The determinations of value under this subparagraph shall be made by the Committee in its sole discretion.

Section 12

(a) Award Agreements.  Each Award hereunder shall be evidenced by an agreement or notice delivered to the Participant (by paper copy or electronically) that shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment or cessation of consulting or advisory services of the Participant and the effect thereon, if any, of a change in control of the Company.

(b) Withholding.  (i) A Participant shall be required to pay to the Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by law to be paid or withheld in respect of Awards hereunder to such Participant. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

(ii) At any time that a Participant is required to pay to the Company an amount required to be withheld under the applicable tax laws in connection with the issuance of Shares under the Plan, the Participant may, if permitted by the Committee, satisfy this obligation in whole or in part by delivering currently owned Shares or by electing (the “Election”) to have the Company withhold from the issuance Shares, which Shares shall have a value equal to the minimum amount required to be withheld. The value of the Shares delivered or withheld shall be based on the fair market value of the Shares on the date as of which the amount of tax to be withheld shall be determined in accordance with applicable tax laws (the “Tax Date”).

(iii) Each Election to have Shares withheld must be made prior to the Tax Date. If a Participant wishes to deliver Shares in payment of taxes, the Participant must so notify the Company prior to the Tax Date.

(c) Transferability.  No Awards granted hereunder may be sold, transferred, pledged, assigned or otherwise encumbered by a Participant except: (i) by will; (ii) by the laws of descent and distribution; (iii) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto; or (iv) if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, Options may be transferred or assigned (w) to Immediate Family Members, (x) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (y) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (z) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimus beneficial interest in a partnership, limited liability company or trust described in (x), (y) or (z) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members. “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the Participant and their spouses. To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Awards, or levy of attachment or similar process upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a Designated Beneficiary shall not be a violation of this Section 12(c).

(d) Share Certificates.  All certificates or book or electronic entry ownership evidence for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, and other types of Awards provided for hereunder (subject to stockholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a consultant or adviser to the Company or any Subsidiary or in the employ of or as a consultant or adviser to any other entity providing services to the Company. The Company or any Subsidiary or any such entity may at any time dismiss a Participant from employment, or terminate any arrangement pursuant to which the Participant provides services to the Company or a Subsidiary, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. No Eligible Individual or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants or holders or beneficiaries of Awards.

(g) Governing Law.  The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

(h) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(i) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(j) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(k) Deferral Permitted.  Payment of cash or distribution of any Shares to which a Participant is entitled under any Award shall be made as provided in the Award Agreement. Payment may be deferred at the option of the Participant if provided in the Award Agreement.

(l) Compliance with Law.  The Company intends that Awards granted under the Plan, or any deferrals thereof, will comply with the requirements of Section 409A of the Code and all regulations and guidance promulgated thereunder, to the extent applicable.

(m) Headings.  Headings are given to the subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 13

Term of the Plan.  Subject to Section 11(a), no Awards may be granted under the Plan after July 10, 2017, which is ten years after the date the Plan was last approved by the Company’s stockholders; provided, however, that Awards granted prior to such date shall remain in effect until such Awards have either been satisfied, expired or canceled under the terms of the Plan, and any restrictions imposed on Shares in connection with their issuance under the Plan have lapsed.

FREEPORT-MCMORAN COPPER & GOLD INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders, July 10, 2007 The undersigned hereby appoints James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Tuesday, July 10, 2007, at 10:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter. If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE (continued on reverse side) 3 FOLD AND DETACH HERE 3

Please mark your votes as indicated in X this example You may specify your votes by marking the appropriate boxes on this side.You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1, 2 and 3. Your Board of Directors recommends a vote FOR Items 1, 2 and 3 below. 1. Election of sixteen directors. Nominees are: FOR 3 WITHHOLD 3 Richard C. Adkerson, Robert J. Allison, Jr., Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., J. Bennett Johnston, Charles C. Krulak, Bobby Lee Lackey, Jon C. Madonna, Dustan E. McCoy, Gabrielle K. McDonald, James R. Moffett, B. M. Rankin, Jr., J. Stapleton Roy, Stephen H. Siegele, J. Taylor Wharton. FOR, except withhold vote from following nominee(s):___2. Ratification of appointment of Ernst & Young LLP as independent auditors. FOR 3 AGAINST 3 ABSTAIN 3 3. Adoption of the proposed amendments to the 2006 Stock Incentive Plan. FOR 3 AGAINST 3 ABSTAIN 3 Signature(s) ___ Date: ___, 2007 3 FOLD AND DETACH HERE 3 FREEPORT-MCMORAN COPPER & GOLD INC. OFFERS STOCKHOLDERS OF RECORD TWO WAYS TO VOTE YOUR PROXY Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week. INTERNET VOTING VOTING BY MAIL Visit the Internet voting website at Simply sign and date your proxy card and return http://www.ivselection.com/freeport. Have this it in the postage-paid envelope to Secretary, proxy card ready and follow the instructions on Freeport-McMoRan Copper & Gold Inc., P.O.Box your screen. You will incur only your usual 17149, Wilmington, Delaware 19885-9808. If you Internet charges. Available 24 hours a day, 7 are voting by Internet, please do not mail your days a week until 11:59 p.m., Eastern Standard proxy card. Time on July 9, 2007.